UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
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FIRST MERCHANTS CORPORATION
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FIRST MERCHANTS CORPORATION
200 EAST JACKSON STREET
MUNCIE, INDIANA  47305

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 3, 2011

The annual meeting of the shareholders of First Merchants Corporation will be held at the Horizon Convention Center, 401 South High Street, Muncie, Indiana 47305, on Tuesday, May 3, 2011, at 3:30 p.m., Eastern Daylight Time, for the following purposes:

(1)
To elect five directors, four to hold office for terms of three years and one to hold office for a term of one year; in each case, the directors will hold office until their successors are duly elected and qualified.

(2)	To vote on an advisory, non-binding resolution approving the compensation of the First Merchants Corporation executive officers.

(3)	To ratify the appointment of the firm of BKD, LLP as the independent auditor for 2011.

(4)	To transact such other business as may properly come before the meeting.

Only those shareholders of record at the close of business on February 24, 2011 shall be entitled to notice of and to vote at the meeting.

By Order of the Board of Directors

David L. Ortega
Secretary

Muncie, Indiana
March 24, 2011

YOUR VOTE IS IMPORTANT!

YOU ARE URGED TO SUBMIT YOUR PROXY VIA THE TELEPHONE OR INTERNET,
OR TO SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED POSTAGE-PAID
ENVELOPE, AS SOON AS POSSIBLE SO THAT YOUR SHARES CAN BE VOTED AT
THE MEETING IN ACCORDANCE WITH YOUR INSTRUCTIONS.

March 24, 2011

FIRST MERCHANTS CORPORATION

PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 3, 2011

To the shareholders of First Merchants Corporation (“FMC” or “Company”):

The Company is soliciting your proxy to be voted at the annual meeting of shareholders to be held May 3, 2011.  FMC’s Board of Directors ("Board") has made the notice of the annual meeting and this proxy statement available to you on the Internet or sent it to you via mail or email in connection with its solicitation of proxies.  If you received a paper or electronic copy, the proxy materials also include a proxy card that can be used to vote your shares. The distribution of these proxy materials is expected to commence on or about March 24, 2011.

A Securities and Exchange Commission (“SEC”) rule allows us to furnish these proxy materials over the Internet, enabling us to reduce the cost of delivering the materials and lessening the environmental impact of our annual meeting.  Under this rule, we are mailing a notice regarding the availability of proxy materials to most of our shareholders who haven’t previously informed us that they prefer a paper copy of the proxy materials.  This notice contains instructions on how to access the proxy materials over the Internet.  It also contains instructions on how shareholders may receive a paper or electronic copy of the proxy materials, including a proxy statement, annual report and a proxy card.  Any shareholder who doesn’t receive a notice regarding the availability of proxy materials will receive a paper copy of the proxy materials by mail.

The information in this proxy statement relates to the items to be voted on at the annual meeting, which include:

(1)
To elect five directors, four to hold office for terms of three years and one to hold office for a term of one year; in each case, the directors will hold office until their successors are duly elected and qualified.

(2)	To vote on an advisory, non-binding resolution approving the compensation of FMC’s executive officers.

(3)	To ratify the appointment of the firm of BKD, LLP as the independent auditor for 2011.

(4)        To transact such other business as may properly come before the meeting.

This proxy statement contains information that we are required to provide you under SEC rules and that is intended to assist you in voting your shares.

VOTING

Each share of FMC common stock issued and outstanding as of the close of business on February 24, 2011 (“Record Date”), the record date for the annual meeting, is entitled to be voted on all items being voted upon at the meeting.  As of the close of business on the Record Date, there were 25,864,976 shares outstanding and entitled to vote.

Each share of FMC common stock is entitled to one vote.  Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.  Shareholders do not have a right to cumulate their votes for directors.  The affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy is required for approval of all items submitted to the shareholders for consideration other than the election of directors.  Abstentions will be counted for the purpose of determining whether a quorum is present but for no other purpose.  Broker non-votes will not be counted.  The Secretary will count the votes and announce the preliminary results of the voting at the annual meeting.  The Company will publish final results on Form 8-K within four business days following the end of the meeting under SEC rules.

You may vote shares held directly in your name as shareholder of record in person at the annual meeting.  Even if you plan to attend the annual meeting, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to attend the meeting.

Whether you hold shares directly as the shareholder of record or through a broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted without attending the annual meeting.  There are three ways to vote by proxy:

•
By Internet – Shareholders who received a notice regarding the availability of proxy materials may submit proxies over the Internet by following the instructions on the notice.  Shareholders who received a paper or electronic copy of a proxy card may submit proxies over the Internet by following the instructions on the proxy card.

•
By Telephone – Shareholders who live in the United States or Canada may submit proxies by telephone by calling toll-free 1-800-690-6903 on a touch-tone telephone and following the instructions.  Shareholders who received a notice regarding the availability of proxy materials should have the notice in hand when calling, and shareholders who received a paper or electronic copy of a proxy card should have the proxy card in hand when calling.

•
By Mail – Shareholders who received a paper or electronic copy of a proxy card may submit proxies by mail by completing, signing and dating the proxy card and mailing it in the postage-paid envelope we have provided or by returning it to First Merchants Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

After submitting a proxy, you have the right to revoke it any time before it is exercised by giving written notice of revocation to the Secretary received prior to the annual meeting, by submitting a new proxy via the Internet, telephone or mail, or by voting in person at the meeting.  Your shares will be voted in accordance with your specific instructions given when submitting your proxy.  In the absence of specific instructions to the contrary, proxies will be voted “FOR” election to the Board of all nominees listed in Item 1 of the proxy and “FOR” ratification of the appointment of the firm of BKD, LLP as FMC’s independent auditor for 2011.  If any director-nominee named in this proxy statement becomes unable or declines to serve (an event which we do not anticipate), the persons named as proxies will have discretionary authority to vote for a substitute nominee named by the Board, if the Board determines to fill such nominee’s position.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

To the best of our knowledge, the following table shows the only beneficial owners of more than 5% of the outstanding FMC common stock as of the Record Date.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Dimensional Fund Advisors LP	1,825, 798(1)	7.06%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746

BlackRock, Inc.	1,640,345(2)	6.34%
40 East 52nd Street
New York, NY 10022

(1)	Based on a Schedule 13G filing with the SEC, Dimensional Fund Advisors LP, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Advisors Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts.  These investment companies, trusts and accounts are the “Funds.”  In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an advisor or sub-advisor to certain Funds.  In its role as investment advisor sub-advisor and/or manager, neither Dimensional Fund Advisors LP nor its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the shares of FMC common stock held by the Funds, and may be deemed to be the beneficial owner of these shares under rules of the SEC.  However, all of these shares are owned by the Funds.  Dimensional disclaims beneficial ownership of such shares for any other purpose.

(2)
Based on a Schedule 13G filing with the SEC, BlackRock, Inc. is the parent holding company of five subsidiaries, BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Advisors, LLC, and BlackRock Investment Management, LLC, that are the beneficial owners and possess voting and investment power over these shares of FMC common stock.

SECURITY OWNERSHIP OF MANAGEMENT

The following table individually lists the amount and percent of the outstanding FMC common stock beneficially owned on the Record Date by the directors (including directors who are retiring as of the 2011 annual meeting of shareholders), the director-nominees, each of the named executive officers listed in the summary compensation table on page 27 of this proxy statement, and all directors, director-nominees and FMC executive officers as a group.  Unless otherwise indicated, the beneficial owner has sole voting and investment power.  The information provided in the table is based on FMC’s records and information filed with the SEC and provided to the Company.

The number of shares beneficially owned by each person is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under SEC rules, beneficial ownership includes shares of which a person has the right to acquire beneficial ownership on or before April 25, 2011 (60 days after the Record Date) by exercising vested stock options (“Vested Options”) awarded to participants under FMC’s Long-term Equity Incentive Plan.  It also includes shares of restricted stock (“Restricted Shares”) awarded to participants under the Long-term Equity Incentive Plan or under FMC’s Equity Compensation Plan for Non-Employee Directors that are still subject to restrictions.

	Amount and Nature of Beneficial Ownership	Percent of Class
Beneficial Owner

Thomas B. Clark	21,712(1)	*
Jerry R. Engle	62,487(2)	*
Roderick English	13,514(3)	*
Jo Ann M. Gora	13,514(4)	*
William L. Hoy	20,906(5)	*
Barry J. Hudson	460,882(6)	1.78%
Gary Lehman	11,100	*
Marvin G. Pember	0	*
Michael C. Rechin	117,762(7)	*
Charles E. Schalliol	30,150(8)	*
Patrick A. Sherman	20,154(9)	*
Terry L. Walker	41,685(10)	*
Jean L. Wojtowicz	16,426(11)	*
Robert R. Connors	54,186(12)	*
Mark K. Hardwick	99,585(13)	*
John J. Martin	13,451(14)
Michael J. Stewart	43,817(15)
Directors and Executive
Officers as a Group (20 persons)	1,112,159(16)	4.25%

*      Percentage beneficially owned is less than 1% of the outstanding shares.

(1)  Includes 12,256 shares that he has the right to acquire by exercising Vested Options.

(2)	Includes 2,605 Restricted Shares, 37,424 shares held jointly with his spouse, Terri Engle, and 17,991 shares that he has the right to acquire by exercising Vested Options.

(3)	Includes 5,886 Restricted Shares and 7,628 shares that he has the right to acquire by exercising Vested Options.

(4)	Includes 5,886 Restricted Shares and 7,628 shares that she has the right to acquire by exercising Vested Options.

(5)	Includes 5,886 Restricted Shares, 917 shares that he holds as custodian for his daughter, and 4,157 shares that he has the right to acquire by exercising Vested Options.

(6)
Includes 5,886 Restricted Shares, 327,756 shares owned by Mutual Security, Inc., 10,024 shares held jointly with his spouse, Elizabeth Hudson, 43,521 shares held by his spouse, 13,626 shares held by his spouse as custodian for his children and 12,301 shares that he has the right to acquire by exercising Vested Options.

(7)	Includes 39,075 Restricted Shares and 65,000 shares that he has the right to acquire by exercising Vested Options.

(8)	Includes 11,322 Restricted Shares and 7,628 shares that he has the right to acquire by exercising Vested Options.

(9)	Includes 4,704 Restricted Shares and 3,000 shares that he has the right to acquire by exercising Vested Options.

(10)
Includes 6,621 Restricted Shares, 29,199 shares held jointly with his spouse, Cheryl L. Walker, 551 shares held by his spouse and 5,314 shares that he has the right to acquire by exercising Vested Options.

(11)	Includes 7,641 Restricted Shares and 8,785 shares that she has the right to acquire by exercising Vested Options.

(12)	Includes 10,221 Restricted Shares, 3,568 shares held jointly with his spouse, Ann Connors, and 37,056 shares that he has the right to acquire by exercising Vested Options.

(13)	Includes 26,950 Restricted Shares, 401 shares held by his spouse, Catherine Hardwick, and 56,658 shares that he has the right to acquire by exercising Vested Options.

(14)	Includes 8,915 Restricted Shares and 2,000 shares that he has the right to acquire by exercising Vested Options.

(15)	Includes 24,250 Restricted Shares, 1,150 shares held in a joint trust with his spouse, Barbara Stewart, and 14,000 shares that he has the right to acquire by exercising Vested Options.

(16)	Includes 184,920 Restricted Shares and 297,429 shares that directors and executive officers have the right to acquire by exercising Vested Options.

BOARD OF DIRECTORS

VOTING ITEM 1 – ELECTION OF DIRECTORS

FMC’s Bylaws provide that the Board shall consist of not less than 9 and not more than 15 directors and that the Board shall fix the number of directors within this minimum and maximum by resolution.  As of the 2011 annual meeting, the Board has fixed this number at 11.  The Board is divided into 3 classes as nearly equal in number as possible, with each class of directors serving staggered 3-year terms or until their successors are elected and qualified.  Directors for each class are elected by the shareholders at the annual meeting held in the year in which the term for their class expires; except that vacancies occurring between annual meetings caused by resignation, death or other incapacity, or an increase in the number of directors, may be filled by a majority vote of the remaining members of the Board until the next annual meeting.  Notwithstanding any other provision, a director may not continue to serve after the annual meeting following the end of the calendar year in which he or she attains age 70.

Two directors, Thomas B. Clark and Barry J. Hudson, are retiring as of the 2011 annual meeting.  Mr. Clark served as an FMC director for 22 years and has informed the Company he is retiring to spend more time with his family and to travel.  Mr. Hudson was the Chairman, President and CEO of First National Bank of Portland for 25 years and became a director of the Company in 1999 when FMC acquired First National Bank.  He attained age 70 in 2010 and is thus no longer eligible to serve as a director after the 2011 annual meeting.

Five directors will be elected at the annual meeting.  Current directors Roderick English, Jo Ann M. Gora and Jean L. Wojtowicz and director-nominee Gary J. Lehman have been nominated to serve 3-year terms in Class II.  Director-nominee Marvin G. Pember has been nominated to serve a 1-year term in Class III.

All of the Company’s directors also serve as directors of First Merchants Bank, N.A., a wholly owned subsidiary of the Company.  There are no family relationships among the Company’s executive officers and directors.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE FOLLOWING NOMINEES:

Class II (Terms expire 2014):
Roderick English age 59 Director since 2005
Mr. English has served as the President and Chief Executive Officer of The James Monroe Group, LLC, since 2006.  The James Monroe Group provides to its clients business management and consulting services that include developing strategic business plans, top grading of management personnel, expanding the business core to achieve sustainable growth, and improving operational efficiencies and reducing waste.  Since 2010, Mr. English has also been employed by the Defense Finance and Accounting Services Office of the U. S. Department of Defense.  He is responsible for managing the Operations Review Office at DFAS, including leading audit teams in performing audit readiness reviews of human resources operational processes to ensure regulatory compliance, accuracy of processing, appropriate maintenance of records and files, and process efficiencies.  From 1994-2006, Mr. English was the Senior Vice President, Human Resources and Communications, for Remy International, Inc., a tier one automotive manufacturer that was spun off from General Motors in 1994.  In this position, he provided leadership and direction for all of Remy’s human resources initiatives, including in the areas of acquisitions, mergers and divestitures.  Prior to 1994, Mr. English held several management positions with the Delco Remy Division of General Motors, including plant manager of one of its manufacturing plants and manager of the Division’s labor relations.

The specific experience, qualifications, attributes or skills that Mr. English brings to the Board include his strategic planning skills and his global experience as the head of human resources management at a major public company.  He is the only director whose principal area of expertise is human resources management.  In addition, studies show that companies and boards of directors benefit by having a diverse Board.  As an African-American, Mr. English contributes to this diversity.  Further, Mr. English resided and worked in Anderson, Indiana, a major FMC market, for most of his business career.  He held several civic leadership positions in Anderson and East Central Indiana during that period.

Jo Ann M. Gora age 65 Director since 2004
Dr. Gora has served as the President of Ball State University, a 20,000-student public university based in Muncie, Indiana, since 2004.  Before assuming Ball State’s Presidency, she was the Chancellor of the University of Massachusetts, Boston from 2001-2004 and the Provost and Vice President for Academic Affairs of Old Dominion University from 1992-2001.  Dr. Gora led the development of Ball State’s “Education Redefined” strategic plan, under which immersive learning has become a cornerstone of students’ educational experience.  She has increased Ball State’s commitment to emerging media, developing nationally-ranked academic programs, technology innovation, and campus diversity.  Under her direction, Ball State is presently installing the largest closed geothermal energy system anywhere in the United States, which will result in substantially reduced heating and cooling costs and benefit the environment by replacing existing coal-fired boilers.  Dr. Gora serves as a board member and leader of various statewide and national organizations that support higher education – such as the American Council on Education and the Association of Governing Board’s Council of Presidents; and she is a director of organizations that promote economic development and action on public policy issues in Indiana – such as the Indiana Chamber of Commerce and the Central Indiana Corporate Partnership, which is comprised of chief executive officers of some of the largest for-profit companies and nonprofit organizations in Central Indiana.

The specific experience, qualifications, attributes or skills that Dr. Gora brings to the Board include her demonstrated leadership skills as the President and chief executive officer of Ball State University, one of Indiana’s leading universities and East Central Indiana’s largest employer with more than 3,000 employees and an annual budget approaching $400 million.  The Company and the Board benefit from Dr. Gora’s extensive experience in strategic planning for complex organizations.  Dr. Gora is a community and civic leader in Muncie Indiana, the location of FMC’s principal office and one of its most important markets.  Further, the Board and FMC benefit because, as a woman and the only director leading a university, Dr. Gora contributes to the Board’s diversity.

Gary J. Lehman age 58 New Director
Mr. Lehman has served as the President and Chief Executive Officer of Fairfield Manufacturing Company Inc. since 2003 and Oerlikon Drive Systems since 2010.  Fairfield is headquartered in Lafayette, Indiana and is the largest independent gear manufacturer in the United States.  Oerlikon Drive Systems is one of the six business segments of Oerlikon AG, a Switzerland-based public company, and is a leading global supplier of gears and gearing solutions with operations in 12 countries.  Before joining Fairfield, Mr. Lehman was the founder and Managing Director of The Cannelton Group, which provided operations and financial assistance to private equity and closely held manufacturing firms.  He has also previously served as the President and CEO of Phillips Lighting Electronics NA and Advance Transformer, a wholly owned subsidiary of Phillips Electronics NV, and as Senior Vice President of Worldwide Operations and General Manager of the Body Systems Division of ITT Automotive.  Mr. Lehman was appointed to the Purdue University Board of Trustees by the Governor of Indiana in 2010, and he served on the Indiana Commission for Higher Education from 2008-2010.

The specific experience, qualifications, attributes or skills that Mr. Lehman brings to the Board include his extensive and varied business and executive leadership skills and experience gained as the chief executive officer of successful companies, including both smaller companies and those with global operations.  He is a civic and community leader, and the only director, residing in Lafayette and Northwest Indiana, one of FMC’s principal markets.

Jean L. Wojtowicz age 53 Director since 2004
Ms. Wojtowicz has been the President of Cambridge Capital Management Corp., a manager of non-traditional sources of capital for businesses which has provided more than $449 million to more than 1,175 Indiana businesses since she founded the company in 1983.  Cambridge currently manages the Indiana Statewide Certified Development Corporation, which provides fixed-asset financing to small businesses; the Indiana Community Business Credit Corporation, a consortium of financial institutions that pool money to provide working capital loans to businesses in a growth stage; and LYNX Capital Corporation, which provides debt and equity financing to minority-owned companies.  Cambridge is also a co-general partner in Cambridge Ventures L.P., a licensed small business investment company.  Ms. Wojtowicz is one of the seven Board members of the Indiana Department of Financial Institutions, the agency responsible for supervising financial services providers incorporated under the laws of the State of Indiana.  She is a director of the First Internet Bank of Indiana and chairs its Audit Committee.  Ms. Wojtowicz has authored many articles for the Indianapolis Business Journal, Hoosier Banker, and other publications.

The specific experience, qualifications, attributes or skills that Ms. Wojtowicz brings to the Board include her broad knowledge and experience in finance and in the financial services industry.  She has had extensive and varied involvement with public companies, financial institutions and entrepreneurial endeavors.  Ms. Wojtowicz provides important service to the Company as Chairperson of the Board’s Audit Committee.  The Board has identified her as an “Audit Committee financial expert.”  As a woman, Ms. Wojtowicz also contributes to the Board’s diversity, another benefit to the Company.  She is a civic and community leader in the Indianapolis metropolitan area, which is an FMC “high growth” market.

Ms. Wojtowicz is a director, chairs the Compensation and Benefits Committee, and serves on the Audit and Risk Management Committee of Vectren Corporation, an NYSE company.  She was a director of Windrose Medical Properties Trust, a public company, until it merged with Health Care REIT, Inc.

Class III (Term expires 2012):
Marvin G. Pember Age 57 New Director
Mr. Pember has served as the Executive Vice President and Chief Financial Officer of Clarian Health Partners, Inc., which recently became Indiana University Health, Inc., since 1999.  In partnership with the Indiana University School of Medicine, one of the nation’s leading medical schools, Indiana University Health is Indiana’s most comprehensive healthcare system, comprised of hospitals, physicians and allied services who are dedicated to providing preeminent care throughout Indiana and beyond.  As EVP and CFO of Indiana University Health, Mr. Pember is the administrative executive responsible for overseeing information services, financial services, budget and financial planning, managed care contracting, health plan development, revenue cycle management, strategic planning and corporate development. Prior joining Indiana University Health, Mr. Pember was Senior Vice President and General Manager of Cerner Corporation, Managing Director of Integris Health and Senior Vice President of Finance of Baptist Medical Center.  He is a certified public accountant.

The specific experience, qualifications, attributes or skills that Mr. Pember brings to the Board include his knowledge and experience as chief financial officer of a large and complex healthcare system with nearly 22,000 full-time employees and annual gross patient revenues exceeding $7.25 billion, including his expertise in the areas of strategic planning, development, negotiations, financial management, and staff and team development.  Mr. Pember resides in the Indianapolis metropolitan area, an FMC “high growth” market, where he is a civic leader.

DIRECTORS WHOSE TERMS ARE NOT EXPIRING

The terms of the following directors are not expiring as of the 2011 annual meeting.  They will continue to serve as directors for the remainder of their terms or until otherwise provided in the Company’s Bylaws.

Class III (Terms expire 2012):
Jerry R. Engle age 66 Director since 2009
Mr. Engle became Senior Vice President and Community Leader in the Central Region of FMC’s wholly owned subsidiary, First Merchants Bank, N. A., on January 1, 2011.  He had been the Regional President of the Central Region of First Merchants Bank from 2009-2011.  Mr. Engle was the Chairman of the Board of Directors, President and Chief Executive Officer of Lincoln Bancorp and the President and CEO of its wholly owned subsidiary, Lincoln Bank, from 2005 until FMC acquired Lincoln in 2009.  Before joining Lincoln, Mr. Engle’s broad financial institution experience included 6 years as the Chief Executive Officer and a director of First Bank, Greenwood, Indiana, which merged with Lincoln in 2005, 7 years as the Chief Executive Officer and a director of Citizens Bank of Central Indiana and a director of Citizen’s parent, Citizens National Bank of Evansville, 12 years with Bargersville State Bank, where he was the President, Chief Executive Officer and a director, and 10 years with the Indiana Department of Financial Institutions, where he was a Field Supervisor responsible for examining 76 state-chartered banks in Central Indiana.

Under the provisions of the Agreement of Reorganization and Merger, dated as of September 2, 2008, between FMC and Lincoln Bancorp, Mr. Engle was elected to a 3-year term as a director of the Company at the 2009 annual meeting.  The specific experience, qualifications, attributes or skills that Mr. Engle brings to the Board include the considerable knowledge and experience he has gained in the banking industry, including service as the chief executive officer of four financial institutions prior to joining FMC.  He has provided valuable advice and insights to the other Board members and FMC management that has facilitated the merger and consolidation of Lincoln and its operations with the rest of the Company.  Mr. Engle’s many banking contacts, both in the Indianapolis area and throughout the State of Indiana, also benefit the Company.  Mr. Engle is a civic and community leader in Johnson County, Indiana, an FMC “high growth” market.

William L. Hoy age 62 Director since 2007
Mr. Hoy has served as the Chief Executive Officer of The Columbus Sign Company, a 100 year-old, third generation family-owned custom sign and graphic fabricator that is one of Ohio’s largest, since 1990.  He also co-owns Innocom Corporation, an environmental graphic design and custom display company, and is the managing partner and co-owner of M&B Properties, a real estate partnership based in Columbus, Ohio.  Before becoming a small business owner in 1982, Mr. Hoy held management positions with the City of Columbus.  In 1990, he became a founding director of Commerce National Bank, which FMC acquired in 2002.  Mr. Hoy continued as a Commerce National director until its merger with First Merchants Bank, N. A. in 2009.  He has been a director and has served in board leadership positions of the Columbus Zoo and Aquarium, one of America’s leading zoos, for several years.

The specific experience, qualifications, attributes or skills that Mr. Hoy brings to the Board include his experience and perspective as a successful small business owner and entrepreneur.  The Board and the Company benefit from Mr. Hoy’s long residence, high visibility, and recognized civic leadership in the Columbus, Ohio metropolitan area, an FMC’s “high growth” market.  He is the only director who resides and works in that market.  He has extensive knowledge of banking in the Columbus area, based on his 20 years as a director of Commerce National.

Patrick A. Sherman age 63 Director since 2009
Mr. Sherman is a certified public accountant and is a founding partner of Sherman & Armbruster, LLP, certified public accountants, a firm he helped form in 1975.  He was a director of Lincoln Bancorp from 2005 until it was acquired by and merged with FMC in 2009.  While serving as a director of Lincoln, Mr. Sherman chaired the board’s Audit and Compliance Committees.  From 1997-2005, he was a director of Heartland Community Bank, where he was the Vice Chairman of Heartland’s board and chaired its Audit Committee.

Under the provisions of the Agreement of Reorganization and Merger, dated as of September 2, 2008, between FMC and Lincoln Bancorp, the Company agreed to add Mr. Engle and one other Lincoln director to its Board.  The Board’s Nominating and Governance Committee recommended Mr. Sherman, subject to the approval of the Board and the FMC shareholders, and he was elected to a 3-year term as a director of the Company at the 2009 annual meeting.  The specific experience, qualifications, attributes or skills that Mr. Sherman brings to the Board include his financial expertise and his experience chairing the Audit Committees of two other financial institutions.  Mr. Sherman is a member of the Board’s Audit Committee and the Board has identified him as an “Audit Committee financial expert.”  He is a civic and community leader in Johnson County, an FMC “high growth” market.

Class I (Terms expire 2013)
Michael C. Rechin age 52 Director since 2005
Mr. Rechin has served as the President and Chief Executive Officer of FMC since 2007.  In 2009, he also assumed the position of President and Chief Executive Officer of First Merchants Bank, N.A., a wholly owned subsidiary of the Company, following the merger of FMC’s other three banking subsidiaries with First Merchants Bank.  From 2005-2007, prior to becoming President and CEO of FMC, Mr. Rechin was the Company’s Executive Vice President and Chief Operating Officer.  He joined the Company in 2005 after having been employed for 23 years in management positions in Cleveland and Indianapolis with National City Bank, a major regional financial institution that was recently acquired by PNC Bank.  Mr. Rechin’s service with National City Bank included 10 years, from 1995-2005, as its Executive Vice President of Corporate Banking, managing that company’s Indiana operations.

The specific experience, qualifications, attributes or skills that Mr. Rechin brings to the Board include his management and leadership experience as the President and Chief Executive Officer of FMC, as well as his extensive knowledge and broad understanding of the financial services industry resulting from his nearly 30 years as a senior executive of the Company and National City Bank.  Mr. Rechin resides in and is an active civic and community leader in the Indianapolis metropolitan area, an FMC “high growth” market.

Charles E. Schalliol age 63 Director since 2004
Mr. Schalliol is an attorney and served as the Director of the Indiana Office of Management and Budget and Chief Financial Officer for the State of Indiana from 2004-2007.  As OMB Director, he was responsible for the State’s budgets and financial operations, including its two pension funds, as well as agencies with more than 2,000 state employees.  Since leaving public service in 2007, Mr. Schalliol has provided consulting services for several companies, including consulting with Credit Suisse First Boston, a worldwide financial services company, on global infrastructure funds, maintained an of counsel relationship with Baker & Daniels LLP, an Indianapolis-based law firm, and served as a director of several entities, including four venture capital funds, the Purdue Research Foundation and the Indiana University Research and Technology Corporation.  The latter two are dedicated to enhancing Purdue’s and IU’s research and development capabilities, creating new Indiana-based companies supporting entrepreneurship.  Prior to serving as the Director of Indiana’s OMB, Mr. Schalliol was the first President and Chief Executive Officer of BioCrossroads, an economic development organization focused on life sciences companies; and he held several executive positions with Eli Lilly and Company, a leading worldwide pharmaceuticals company, principally in the areas of strategic planning, investment banking and business development.  He was founder and Managing Director of three Lilly venture funds.

The specific experience, qualifications, attributes or skills that Mr. Schalliol brings to the Board include his executive and financial expertise as the leader of significant and complex public and private entities, as well as his high level of financial acumen, as evidenced by his primary role in the formation of successful new businesses and venture capital funds.   Mr. Schalliol’s background makes him well-qualified to advise senior management on strategic matters and to serve effectively in chairing the Board and the Compensation and Human Resources Committee.  Mr. Schalliol’s legal training and his major statewide public and nonprofit responsibilities are also important attributes that benefit FMC.  He resides in the Indianapolis metropolitan area, an FMC “high growth” market.

Mr. Schalliol is a director of Heritage-Crystal Clean, Inc., a NASDAQ company, where he serves on the Compensation and Audit Committees.

Terry L. Walker age 64 Director since 2006
Mr. Walker has served as the Chairman of the Board of Directors and Chief Executive Officer of Muncie Power Products, Inc., a Muncie-based company with multiple U.S. locations, since 2005.  Muncie Power and its parent, Interpump Group, S.p.A., an Italy-based public company, are the largest power take-off manufacturing company in the world and serve the truck equipment market by manufacturing and distributing mobile power components and systems including, in addition to power take-offs, hydraulic gear pumps, motors, and other specialty products.  Before becoming Muncie Power’s CEO in 2005, Mr. Walker was its President and held other senior management positions during his 34-year career with that company.

The specific experience, qualifications, attributes or skills that Mr. Walker brings to the Board include his leadership skills and experience as the chief executive officer of a successful company with global operations, as well as his financial expertise.  Mr. Walker provides important service to the Company as the Chairperson of the Board’s Nominating and Governance Committee.  He is a certified public accountant and serves as a member of the Board’s Audit Committee.  The Board has identified him as an “Audit Committee financial expert.”   Mr. Walker is a community and civic leader in Muncie and East Central Indiana, where FMC’s principal office and one of its largest markets is located.

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE GUIDELINES

The Board has established Corporate Governance Guidelines to address key areas of corporate governance.  Some of the topics covered by these Guidelines are: director qualifications and responsibilities, the nomination process for directors, the Board leadership structure, the responsibilities of key Board committees, director compensation, director orientation and continuing education, Board self-assessment and management succession planning.  These Guidelines, together with FMC’s Articles of Incorporation, Bylaws, Code of Conduct, and the Committee Charters, provide the framework for the Company’s governance.  The Corporate Governance Guidelines are published on the Company’s website, at http://www.firstmerchants.com/investor relation, under “Corporate Information/Governance Documents.”

MEETINGS OF THE BOARD

The Board holds regular quarterly meetings and an annual two day retreat, as well as special meetings at the call of the Chairman, President or a majority of the directors.  The Board meets in executive session without any member of management present during a portion of each of its regular meetings and at its retreat.  During 2010, the Board held 7 meetings, including the two day retreat.  All of the directors attended at least 75% of the total number of meetings of the Board and the Committees on which they served.

DIRECTORS’ ATTENDANCE AT ANNUAL MEETING OF SHAREHOLDERS

The directors are encouraged but not required to attend the annual meeting of shareholders.  All of the directors attended the 2010 annual meeting.

BOARD INDEPENDENCE

FMC is listed on the NASDAQ Stock Market.  Using NASDAQ’s definition of “independent director” in Listing Rule 5605(a)(2), the Board has determined that all of the directors and director-nominees are independent, except  for Mr. Rechin, the President and Chief Executive Officer, and Mr. Engle, who is employed by the Company’s wholly owned subsidiary, First Merchants Bank, N. A.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

Leadership Structure

The Board has separated the positions of Chairman of the Board and Chief Executive Officer.  Mr. Schalliol, an independent Director, serves as Board Chairman, and Mr. Rechin serves as CEO.  The Company has determined that there are inherent differences in the roles and responsibilities of each, in that the Board Chairman provides guidance, advice and counsel to the CEO regarding strategic matters without becoming involved in the management of the Company’s complex daily operations, which is the CEO’s responsibility.  This leadership structure also gives the Company the advantage of the Chairman’s and CEO’s different backgrounds, experiences and perspectives, and it enhances communication between the Board and the CEO.  Further, if the Board Chairman is an “independent” director, potential conflicts of interest are avoided and the Board is better able to objectively and effectively carry out its important responsibilities involving oversight of the Company’s management and selection, retention and compensation of the Chief Executive Officer and other senior executives.

Board’s Role in Risk Oversight

Although the entire Board is ultimately responsible for overseeing FMC’s enterprise-wide risk, the Risk and Credit Policy Committee has the primary role in carrying out the Board’s responsibility.  The Committee engages in an ongoing review of the Company’s risk policies, procedures and practices and their effectiveness, so that material risks to the Company’s financial well-being can be properly identified, measured, managed, controlled and mitigated,.  In addition, the Audit Committee oversees the assessment and management of risks related to financial reporting and disclosure practices, internal controls and internal and external audit procedures; and the Compensation and Human Resources Committee has risk oversight responsibilities with respect to compensation programs and policies, including incentive compensation programs.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

Shareholders may communicate with the Board by e-mail, at bod@firstmerchants.com, or in writing addressed to the Board and delivered or mailed in care of the Secretary, First Merchants Corporation, 200 East Jackson Street, Muncie, Indiana 47305.  All such email and written communications will be automatically forwarded to the Chairman of the Board and the Chairperson of the Nominating and Governance Committee, who will arrange for them to be relayed to the other directors.

BOARD COMMITTEES

STANDING COMMITTEES

The Board has four standing Committees: the Audit Committee, the Nominating and Governance Committee, the Risk and Credit Policy Committee, and the Compensation and Human Resources Committee.  Each of the standing Committees has a Charter that is published on the Company’s website under “Corporate Information/Governance Documents” at http://www.firstmerchants.com/investor relations.

All members of the standing Committees are independent directors, as defined in NASDAQ Listing Rule 5605(a)(2).  All members of the Audit Committee also meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934.

During their regular meetings, the standing Committees generally hold executive sessions in which no members of management are present.  Additional information follows concerning each of the standing Committees’ membership, functions and number of meetings held in 2010.

AUDIT COMMITTEE

The Audit Committee is chaired by Ms. Wojtowicz, and also includes Mr. Sherman and Mr. Walker.  The Board has identified all three of these Committee members as “audit committee financial experts” under the SEC rules.  The Committee met 5 times during 2010.

The Committee’s primary function is to assist the Board in fulfilling its responsibilities to oversee Company policies and management activities related to (1) the integrity of the accounting, compiling and reporting of financial statements and other financial information that FMC provides to governmental bodies and the public; (2) operational risk and compliance with legal and regulatory requirements; (3) the independent auditor’s qualifications and independence; (4) the performance of FMC’s independent auditor and the internal audit function; (5) the Company’s compliance with ethical requirements; and (6) preparing the Committee’s report to be included in FMC’s annual proxy statement in accordance with SEC rules.  The Committee appoints (subject to shareholder ratification), retains, compensates, evaluates and terminates the independent auditor and approves all audit and permissible non-audit engagements, including fees and terms, with the independent auditor.   The Committee also appoints, retains, approves the compensation, evaluates and terminates the senior internal audit executive and reviews the staffing levels of the internal audit department.  It may conduct or authorize investigations into matters within its scope of responsibilities and may retain outside advisors to assist it in the conduct of any investigation.

The Committee reviews and discusses with management, the senior internal auditing executive, and the independent auditor the Company’s annual audited financial statements, including disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and, based on this review, makes a recommendation to the Board whether these financial statements should be included in the Company’s annual report on Form 10-K.  The Committee’s report regarding the audited financial statements for 2010 follows:

Audit Committee Report Concerning Audited Financial Statements

The Audit Committee has reviewed and discussed First Merchants Corporation’s audited financial statements for the year ended December 31, 2010 with management.  The Audit Committee has discussed with the independent auditor, BKD, LLP, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.  The Audit Committee has received the written disclosures and the letter from the independent auditor required by the applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence and has discussed with the independent auditor the independent auditor’s independence.  Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the 2010 fiscal year for filing with the Securities and Exchange Commission.

The above report is submitted by:

FIRST MERCHANTS CORPORATION AUDIT COMMITTEE
Jean L. Wojtowicz, Chairperson
Patrick A. Sherman
Terry L. Walker

NOMINATING AND GOVERNANCE COMMITTEE

The Nominating and Governance Committee is chaired by Mr. Walker and also includes Mr. Clark, Dr. Gora, Mr. Hudson and Mr. Schalliol.  The Committee met 3 times during 2010.

The Committee’s functions include: developing and recommending to the Board the appropriate size and structure of the Board and its standing committees, as well as the qualifications for serving on these committees; annually reviewing the composition of the Board as a whole, including the balance of independence, business expertise, experience, diversity and other desired qualities; maintaining up-to-date criteria for selecting Board members; reviewing the credentials of individuals suggested as prospective directors; nominating individuals to serve as members of the Board, including the annual slate of directors for election by the shareholders; nominating the Board’s officers; overseeing the Company’s compliance with laws and regulations that relate to its governance structure and processes, including those of the SEC and NASDAQ; providing for director continuing education and periodic self-assessment of the Board’s effectiveness; and reviewing and making recommendations to the Board concerning the Company’s Code of Conduct and Code of Ethics for Financial Management.  There are links to the Code of Conduct and Code of Ethics for Financial Management under “Corporate Information/Governance Documents” on the Company’s website at http://www.firstmerchants.com/investor relations.

Policy Regarding Consideration of Director Candidates Recommended by Shareholders

Article IV, Section 9, of FMC’s Bylaws describes the process by which a shareholder may suggest a candidate for consideration by the Nominating and Governance Committee as a director-nominee.  Under this process, a suggestion by a shareholder of a director-nominee must include: (a) the name, address and number of the Company’s shares owned by the shareholder; (b) the name, address, age and principal occupation of the suggested nominee; and (c) such other information concerning the suggested nominee as the shareholder may wish to submit or the Committee may reasonably request.  A suggestion for a director-nominee submitted by a shareholder must be in writing and delivered or mailed to the Secretary, First Merchants Corporation, 200 East Jackson Street, Muncie, Indiana 47305.  Suggestions for nominees from shareholders are evaluated in the same manner as other nominees.

Process for Identifying and Evaluating Nominees for Director

The Nominating and Governance Committee considers the following criteria in identifying and evaluating nominees for director: ethical character; personal and professional reputation; credentials, demonstrated business judgment, recognition and accomplishments in the nominee’s field; experience as a current or former chief executive officer or in a comparable leadership position with a public company or other complex business or organization, including an educational, governmental, scientific or other non-profit entity; ability and willingness to devote sufficient time to carry out director duties and responsibilities; ability and willingness to acquire and hold shares of the Company’s stock in accordance with Board-established guidelines, to assure that the nominee’s financial interests are aligned with those of other shareholders; relevant expertise and experience – in particular, financial acumen – and ability and willingness to provide advice and guidance to senior management based on that expertise and experience while working cooperatively with other directors and management; “independence” (for non-employee directors), as defined in the SEC and NASDAQ Listing Rules; ability to objectively appraise management performance, represent shareholder interests, remain independent of particular constituencies, and avoid conflicts or appearances of conflicts of interest; possession of attributes that contribute to a diverse and complementary Board, with diversity reflecting gender, ethnicity, educational, professional and/or managerial backgrounds and experience, and other relevant considerations; willingness to assist the Company in developing new business; and residence in FMC’s market areas.  If the nominee is an incumbent director whose term is expiring, the Committee also considers the quality of his or her prior service to the Company, including the nature and extent of participation in FMC’s governance and contributions of management and financial expertise and experience to the Board and the Company.

The Committee considers candidates coming to its attention through current Board members, search firms, shareholders and other persons.  Mr. Lehman and Mr. Pember, the director-nominees not presently serving on the Board that the Committee approved for inclusion in FMC’s proxy for the 2011 annual meeting, were both recommended to the Committee by non-management directors.

Consideration of Diversity in Identifying Nominees

The Board and the Nominating and Governance Committee consider diversity in identifying nominees for director.  The Committee has defined a “diverse” Board as one that reflects gender, ethnicity, educational, professional and/or managerial backgrounds and experience, and other relevant considerations.   In its annual review of the composition of the Board as a whole, the Committee assesses the Board’s diversity along with other desired qualities, and it assesses the effectiveness of the Board’s diversity policy.  The Committee has concluded that this policy is effective, in that Board’s diversity is evidenced by its make-up of directors of different gender, racial, ethnic, educational, professional, managerial and entrepreneurial backgrounds and experience, one or more of whom have leadership experience and/or financial expertise gained from employment or other association with large public and smaller private companies, manufacturers and financial services companies, venture capital funds, major universities and healthcare systems, and governmental and nonprofit agencies and organizations.  Some directors reside or work in larger metropolitan areas that have been identified as FMC’s “high growth” markets, and other reside or work in smaller “stable” markets that are also very important to the Company.

RISK AND CREDIT POLICY COMMITTEE

The Risk and Credit Policy Committee is chaired by Mr. Clark and also includes Mr. Schalliol and Ms. Wojtowicz.  The Committee met 11 times during 2010.  The Committee’s primary function is to assist the Board in assuring the effective management of FMC’s enterprise-wide risk, both internal and external, through a continuous review of policies, procedures and practices and the actual results of their application.  The Committee describes “enterprise risk management” as a process, effected by the Board, management and other personnel, applied across the enterprise and designed to identify events, whether existing or potential, that may adversely affect the Company.  It enables FMC to manage risk within acceptable limits and provides reasonable assurance of optimum corporate performance in the risk/return continuum.  In addition, it facilitates the integration of varying views of risk into established credit, asset liability management, and other risk elements, resulting in an alignment of strategy and corporate culture.  In providing oversight regarding the management of enterprise-wide risk, the Committee maintains a clear understanding and working knowledge of the principal risks inherent in the Company’s activities; assigns the oversight of each risk type to a standing committee of the Board; guides management in defining the Company’s risk thresholds, appetite and profiles while taking into consideration its strategic goals, objectives, markets and macro-economic conditions; establishes risk thresholds and monitors them not less than quarterly (including specific limitations on the authority of management above which the Board reserves exclusive authority – which it may delegate to a standing committee of the Board); establishes specific measures which delineate the level and trend of principal risks and their potential impact on the Company; evaluates the impact of changes to risk thresholds prior to any modification, after consideration of changes in market conditions, of FMC’s strategy and/or associated risk assessments; monitors emerging risks to the Company and how management will monitor, manage and mitigate those risks on a proactive basis; and considers enterprise risk in relation to the potential for growth and increase in shareholder value.

COMPENSATION AND HUMAN RESOURCES COMMITTEE

The Compensation and Human Resources Committee is chaired by Mr. Schalliol and also includes Mr. Clark, Mr. English and Mr. Hoy.  The Committee met 2 times during 2010.  The Committee’s functions include: establishing FMC’s general compensation philosophy, in consultation with senior management; overseeing the development and implementation of policies and programs to carry out this compensation philosophy; periodically reviewing and evaluating the effectiveness of these policies and programs, and making such modifications as the Committee deems necessary or advisable; reviewing the performance of and approving the compensation and benefits to be paid to FMC’s executive officers and senior management employees; reviewing the performance of and approving the compensation and benefits to be paid to the executive officers and senior management employees of the Company’s subsidiaries and approving the compensation ranges and benefits for the other officers and employees of FMC and its subsidiaries; making recommendations to the Board concerning the adoption, amendment or termination of incentive compensation plans, equity-based compensation plans, and deferred compensation plans, and administering these plans; reviewing and making recommendations to the Board regarding the compensation of non-employee directors; and considering and approving reports of the Committee as may be required for inclusion in the annual proxy statement.

In carrying out its responsibilities to review the performance and approve the compensation and benefits payable to the Company’s executive officers and senior management employees (other than Mr. Rechin himself) and the chief executive officers and regional presidents of the Company’s subsidiaries, the Committee generally relies on Mr. Rechin’s recommendations.  The Committee has delegated its authority to review the performance of and approve the compensation and benefits to be paid to other employees of the Company and its subsidiaries to Mr. Rechin and, where appropriate, to other executive officers or senior management employees of the Company or a subsidiary.

Responsibility for the day-to-day administration of FMC’s incentive compensation plans, equity-based compensation plans and deferred compensation plans has been delegated to FMC’s Senior Vice President and Director of Human Resources, Kimberly J. Ellington, with oversight from Mr. Rechin.  From time to time, Mr. Rechin and Ms. Ellington also provide information to the Committee and make recommendations, on their own initiative or as requested by the Committee, concerning existing and proposed compensation policies and programs for executives and other employees of FMC and its subsidiaries.

The Committee is authorized to directly engage counsel and consultants, including compensation consultants, to assist it in carrying out its responsibilities.  It did not engage a compensation consultant in 2010; however, the Committee engaged the services of Buck Consultants in 2009 to review existing compensation arrangements for the Company’s executives to ensure that they were competitive and would enable the Company to attract, retain and motivate a highly-qualified leadership team.  Buck Consultants has never provided any other services to FMC.

Compensation and Human Resources Committee Interlocks and Insider Participation

No member of the Compensation and Human Resources Committee was an officer or employee of FMC or any of its subsidiaries during 2010, nor has any of them ever been an officer or employee of the Company or any of its subsidiaries.  No member of the Committee or executive officer of the Company had a relationship during 2010 requiring disclosure in this proxy statement under SEC rules.

Compensation and Human Resources Committee Report

In 2009, FMC elected to participate in the Capital Purchase Program, part of the U. S. Treasury Department’s Troubled Asset Relief Program (“TARP”), under which it received $116 million in equity capital from the Treasury Department in exchange for 116,000 shares of non-voting preferred stock in the Company and a warrant to purchase up to 991,453 shares of FMC’s common stock at a price of $17.55 per share.  Until FMC ends its participation in the Program, it is subject to the Treasury Department’s Rules entitled “TARP Standards for Compensation and Corporate Governance” (the “TARP Rules”).

In compliance with the TARP Rules, the Compensation and Human Resources Committee asked FMC’s Senior Vice President and Chief Risk Officer, Jeffrey B. Lorentson, to conduct ongoing assessments of: (1) the risks posed by the senior executive officer (“SEO”) compensation plans to ensure that the plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company; (2) the employee compensation plans in light of the risks posed to the Company by such plans and how to limit the risks; and (3) the employee compensation plans to ensure that these plans do not encourage the manipulation of the Company’s reported earnings to enhance the compensation of any of its employees.  Every six months, the Committee discusses, evaluates and reviews these assessments with Mr. Lorentson.

Under the TARP Rules, the Committee annually certifies in this Committee Report that it has reviewed the risk assessments with Mr. Lorentson.  It also provides a narrative description how the SEO compensation plans do not encourage the SEOs to take unnecessary and excessive risks that threaten the value of the Company, including how these SEO compensation plans do not encourage behavior focused on short-term results rather than long-term value creation, the risks posed by employee compensation plans and how these risks  have been limited, including how these plans do not encourage behavior focused on short-term results rather than long-term value creation, and how the Company has ensured that the plans do not encourage the manipulation of FMC’s reported earnings to enhance the compensation of any of its employees.  The required certification and narrative follows.

Certification of Completion of Reviews.  The Compensation and Human Resources Committee certifies that, for the 2010 fiscal year:

(1)
It has reviewed with FMC’s Chief Risk Officer the SEO compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company;

(2)	It has reviewed with FMC’s Chief Risk Officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company: and

(3)
It has reviewed with FMC’s Chief Risk Officer the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

Narrative Description Concerning Risks Posed by Compensation Plans.  The first step in the risk assessment is to identify the SEO compensation plans and the other employee compensation plans, in addition to salary.

FMC’s SEO compensation plans include:

•	The Senior Management Incentive Compensation Program, under which participants may annually earn additional cash compensation;

•	The Long-term Equity Incentive Plan, under which the Committee awards restricted stock and stock options to participants, generally annually;

•	The change of control agreements, which are designed to encourage key executives to remain with FMC in the event of a proposed acquisition or other change of control situation; and

•	The Defined Contribution Supplemental Executive Retirement Plan, which provides additional retirement benefits to executives designated by the Committee.

FMC’s other employee compensation plans include:

•	The Retirement Pension Plan, a qualified defined benefit pension plan;

•	The Retirement and Income Savings Plan, a qualified §401(k) plan;

•	The Employee Stock Purchase Plan, an Internal Revenue Code §423 employee stock purchase plan;

•	The Commercial Growth Rewards Plan, covering certain commercial banking employees;

•	The Mortgage Sales Manager Base Plus Rewards Plan, covering residential mortgage loan sales managers;

•	The Residential Mortgage Lending Rewards Plan, covering certain residential mortgage loan employees;

•	The Retail Rewards Scorecard Plan, covering retail banking center employees;

•	The Cash Management Rewards Plan, covering cash management officers;

•	The Annual Performance and Profit Link to Excellence (APPLE) Plan, covering employees who aren’t covered by one of the other incentive compensation plans;

•	The First Merchants Trust Company Brokerage Reward Plan, a commission-based compensation plan for licensed employees engaged in retail brokerage transactions; and

•	The First Merchants Insurance Services Commission Plus Continuous Plan, a commission-based compensation plan for licensed insurance agent employees engaged in insurance sales.

Of these other compensation plans, the Retirement Pension Plan was frozen in 2005, and relatively few employees, not including any of the SEOs, are currently accruing benefits under the Plan.  The Retirement and Income Savings Plan and the Employee Stock Purchase Plan are generally available to all full-time FMC employees, including the SEOs.  The other plans offer incentives to select groups of employees, none including any of the SEOs.

Mr. Lorentson’s semi-annual written reports to the Committee assessing the risks posed by the above SEO compensation plans and employee compensation plans have focused almost entirely on the incentive-based plans because salary, retirement plans and employee stock purchase plans pose little or no compensation-related risk to the Company.  The change of control agreements also pose little or no risk at the present time since the TARP Rules prohibit FMC from making payments under any of these agreements that would provide for substantial payouts after a change of control followed by termination as long as the Company is participating in TARP.

To date each of Mr. Lorentson’s reports has concluded that:

Appropriate plan design and administration features and/or principles are in place.  They effectively mitigate SEO and/or employee incentive plans that 1) expose FMC to unnecessary and excessive risks and/or 2) could encourage the manipulation of reported earnings of FMC to enhance the compensation of any of FMC’s employees.

Mr. Lorentson’s risk assessment reports have been submitted to the members of the Committee in advance of the meeting at which they were discussed.  The written reports have provided the basis for the Committee’s discussion, evaluation and review of the risks posed by these employee compensation plans to FMC.  In addition to Mr. Lorentson, Mr. Rechin and Ms. Ellington have participated in these discussions, evaluations and reviews.

Each of Mr. Lorentson’s reports has identified the material risk factors under each of the employee compensation plans that could affect the Company’s short or long-term financial condition, business and operations, liquidity and/or stock value.  He has discussed any features in the design or administration of these plans that could encourage SEOs and other employees to take unnecessary and/or excessive risks, engage in behavior focused on short-term results rather than long-term value creation, or manipulate FMC’s reported earnings to enhance their compensation.  The Committee reviewed and discussed the most recent report on February 11, 2011, and it agreed with Mr. Lorentson’s conclusion that each of the Company’s employee compensation plans, including the SEO compensation plans, is “low risk” except for the Commercial Growth Rewards Plan, which presents a “moderate risk.”  The Committee recommended that management adopt a change to the performance metrics under the Plan recommended by Mr. Lorentson that would reduce the risk profile of the Plan from “moderate” to “low,” and Mr. Rechin agreed to make this change.

One reason the SEO compensation plans are “low risk” is the executive compensation limitation imposed under the TARP Rules.  For example, the Senior Management Incentive Compensation Program, which covers approximately 80 management employees including the SEOs, could potentially pose excessive risks or encourage the manipulation of reported earnings because annual payouts under the Plan to Mr. Rechin and FMC’s two Executive Vice Presidents are based entirely, and to the other senior executive officers mostly, on meeting pre-established earnings per share targets.  However, any risk that this feature might pose is greatly reduced by the TARP Rule that prohibits the payment of cash incentives and restricts the payment of equity incentives to the Company’s five most highly compensated employees.  As a result, the Company’s three top executives are ineligible to receive any payments under the Senior Management Incentive Compensation Program until FMC ceases participation in TARP.

Apart from this TARP limitation, the Senior Management Incentive Compensation Program has other features that mitigate or eliminate unnecessary and excessive risks.  These risk-reducing features include: a “clawback” provision, under which FMC may recover a payment made to an SEO or other highly compensated employees if the payment is based on materially inaccurate financial statements; target performance levels that have a reasonable relationship to historical and budgeted performance; a cap on maximum payouts at twice the target payouts; a stress on Company-wide financial returns, with reduced focus on line-of-business results that may or may not be in the overall interest of FMC; and effective oversight by the Committee of the risks posed by the Program, including the requirement that any payout under the Program must be formally approved by the Committee.

The Long-term Equity Incentive Plan, like the Senior Management Incentive Compensation Program, has a significantly reduced risk profile due to the TARP Rule that restricts the payment of equity incentives to the Company’s five most highly compensated employees.  Under this Plan, the Committee awards restricted stock and/or stock options to participating employees (equity awards were made to 74 employees of the rank of Vice President or above in February 2011, only 33 of which involved stock options).  The TARP rule prevents the Company’s three top executives from receiving stock options, the more volatile form of equity award, until FMC exits from TARP.   Also, the stock awards that these SEOs may receive while the Company remains in TARP have greater restrictions than the restricted stock awarded to other Plan participants.  They cannot vest until redemption of the preferred shares issued to the Treasury Department commences and then only in 25% increments conforming to the percentage of shares redeemed.  The stock is forfeited if the executive does not remain an active employee of the Company for two years after the date of grant, except in the event of death, disability or a change of control.  In addition, awards are limited to not more than one-third of the executive’s total annual compensation, valued on the basis of their fair market value on the grant date.

Other factors that mitigate or eliminate unnecessary and excessive risks under the Long-term Equity Incentive Plan include the following: more restricted stock, whose value is less volatile, is annually awarded under the Plan than stock options; the Plan encourages behavior focused on long-term value creation rather than short-term results, in that stock options granted under the Plan are generally not exercisable until two years after the date of the award, and restricted stock awards generally do not vest until three years after the date of the award; executive officers are required to hold nearly 25% of the shares awarded to them under the Plan until the date of their death, retirement, termination of employment or a change of control; in general, executive officers participating in the Plan are expected to acquire and hold shares of FMC stock equal in value to at least 100% of their then current annual salary within six years of beginning participation in the Plan; and the Committee provides effective oversight of the risks posed by the Plan.

The risks posed by the other employee incentive compensation plans are extremely limited, in part because they do not cover senior management employees and, except for the commission-based plans, because they provide significantly smaller maximum payouts relative to the participating employees’ salaries than the SEO compensation plans.  The commission-based plans – the First Merchants Trust Company Brokerage Reward Plan and the First Merchants Insurance Services Commission Plus Continuous Plan – generally pay substantial compensation to the participating employees, but the employees they cover are traditionally compensated on a commission basis and directly contribute measurable value to FMC commensurate with their compensation.  To the extent there are risks under any of the other employee incentive compensation plans, they are limited by several factors, including the following: they generally avoid “top-line” oriented measures; the target performance levels represent reasonable variation relative to historical and budgeted performance; most of the plans have multiple performance metrics; there is effective oversight of the risks posed by the plans by Board Committees and senior management; and senior management has the authority to withhold payouts under the plans where warranted.

Recommendation Concerning Compensation Discussion and Analysis. The Compensation and Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis that follows, under “Compensation of Executive Officers.”  Based on this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A and incorporated by reference in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2010.

The above report is submitted by:

FIRST MERCHANTS CORPORATION COMPENSATION AND HUMAN RESOURCES COMMITTEE
Charles E. Schalliol (Chairperson)
Thomas B. Clark
Roderick English
William L. Hoy

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Purpose of the Compensation Discussion and Analysis.  According to the SEC Rules, the purpose of this section of the proxy statement is to discuss the compensation earned by FMC’s named executive officers (“NEOs”) and to explain all material elements of their compensation.

The NEOs.  The Company’s NEOs for 2010 and their titles are:

•	Michael C. Rechin, President and Chief Executive Officer;
•	Mark K. Hardwick, Executive Vice President and Chief Financial Officer;
•	Michael J. Stewart, Executive Vice President and Chief Banking Officer;
•	Robert R. Connors, Senior Vice President and Chief Information Officer; and
•	John J. Martin, Senior Vice President and Chief Credit Officer.

Objective and Elements of Compensation Program.  The Board’s and Compensation and Human Resources Committee’s objective is to provide an effective executive compensation program that gives senior management employees incentives to achieve FMC’s current and long-term strategic goals with the ultimate objective of achieving a superior return on our shareholders’ investment.  The elements of compensation under the program include: base salary, cash incentive pay under the Senior Management Incentive Compensation Program, equity-based compensation (including both restricted stock and stock option grants) under the Long-term Equity Incentive Plan, retirement benefits, and “double trigger” change of control agreements.  The Company does not have employment or severance agreements with any of its executive officers.

Base salary and cash incentive pay generally advance shorter-term goals by providing an immediate or near-term reward for exceptional performance that advances FMC’s strategic objectives, whereas equity-based compensation is generally designed to reward the achievement of longer-term goals and to further align executives’ financial interests with those of other shareholders by tying the value of such compensation to sustained increases in the price of the Company’s stock.  Retirement plans, vesting provisions in equity-based compensation, and change of control agreements generally increase the Company’s ability to retain executives.

The objective and elements of the executive compensation program have not changed significantly in recent years, except that the relative number of restricted stock grants has increased and the number of stock option grants has decreased under the Long-term Equity Incentive Plan, and the targets have been adjusted annually under the Senior Management Incentive Compensation Program to align with the Company’s annual financial plan.

Business Environment and Company Performance.  During the past three years, FMC and the banking industry as a whole have felt the impact of the major recession that the U. S. and world economy have experienced. The downturn in the banking industry’s and FMC’s financial performance began in mid-2008 and worsened in 2009.  Although normal times have yet to return, a turnaround began in 2010 and is continuing in 2011.  FMC’s earnings per common share were $1.14 in 2008, ($2.17) in 2009, and $.48 in 2010.

NEO Compensation Relative to Company Performance.  In general, the NEOs’ total compensation for 2008 – 2010 closely tracked the Company’s financial performance.  As the summary compensation table on page 27 shows, the total compensation of each of the NEOs, except for Mr. Martin, was lower in 2009 and 2010 than it was in 2008.  Mr. Rechin’s total compensation was representative of the other NEOs.  It was:

Year	Amount
2008	$625,225
2009	518,549
2010	498,532

The decrease in Mr. Rechin’s compensation from 2009 to 2010 despite the Company’s improved financial performance in 2010 is explained by the fact that he was awarded stock options in 2009 but was ineligible for stock options in 2010 due to FMC’s participation in TARP.  In both 2009 and 2010, the Compensation and Human Resources Committee acceded to Mr. Rechin’s request that he not receive an increase in his base salary.  Mr. Martin was the only NEO whose base salary increased from 2009 to 2010.  That $20,000 increase was the result of his promotion from First Vice President and Deputy Chief Credit Officer to Senior Vice President and Chief Credit Officer in mid-2009.

The NEOs’ compensation for 2010 was generally comprised of about 70%-75% base salary, with the rest consisting mostly of restricted stock awards and retirement plan contributions (including, for Mr. Rechin, a supplemental executive retirement plan contribution).  Mr. Rechin’s, Mr. Hardwick’s and Mr. Stewart’s restricted stock awards were significantly higher than in 2009 because of their ineligibility for stock options.  Mr. Connors’ and Mr. Martin’s restricted stock awards did not increase as much in 2010 because they also received stock options.

Affect on NEO Compensation of Company’s Participation in TARP.  The TARP Rules limited the options available to the Compensation and Human Resources Committee in selecting the elements of the executive compensation program that make up the NEOs’ pay, especially incentive pay.  The Committee will continue to have this constraint until FMC is no longer participating in TARP.  The most burdensome TARP Rule prohibits the Company’s five most highly compensated employees from receiving cash incentive compensation under the Senior Management Incentive Compensation Program and limits the type of equity-based compensation they can receive under the Long-term Equity Incentive Plan.  For 2010, the NEOs who were among FMC’s five most highly compensated employees were Mr. Rechin, Mr. Hardwick and Mr. Stewart.  The other two NEOs, Mr. Connors and Mr. Martin, were not affected by this TARP Rule for 2010 because two other non-executive officer employees received higher total compensation.  Thus, Mr. Rechin, Mr. Hardwick and Mr. Stewart, the Company’s top three executives, were unable to participate in the Senior Management Incentive Compensation Program in 2010; and they were only eligible for restricted stock awards, but not stock options, under the Long-term Equity Incentive Plan in 2010.  Furthermore, the restricted stock they could be awarded will not become transferable until the Company begins redeeming the Treasury Department’s preferred shares issued under TARP and then only in 25% increments conforming to the percentage of shares redeemed.  The restricted stock is also forfeitable if the NEO does not remain an active employee of FMC for two years after the date of grant, except in the event of death, disability or a change of control.  In addition, the TARP Rule limits the total value of these restricted stock awards to not more than one-third of the NEO’s total annual compensation, valued on the basis of their fair market value on the grant date.

Another restriction under the TARP Rules that affects an element of the executive compensation program is the prohibition from making “golden parachute payments” or severance payments (essentially, any payment for departure from the Company for any reason, except for payments for services performed or benefits accrued) to an NEO so long as FMC is participating in TARP.  Thus, the change of control agreements currently in place between the Company and the NEOs are temporarily unenforceable.  However, this prohibition does not significantly reduce the effectiveness of the executive compensation program because the Board is not aware of any effort to acquire control of the Company.

The TARP Rules have prompted FMC to take other actions that could affect NEO compensation, but none is likely to materially affect the executive compensation program.  These include adoption of a “clawback” provision in the Senior Management Incentive Compensation Program that provides for recovery of any payment made to an NEO if the payment is based on materially inaccurate financial statements, and adoption of a policy on “excessive” or “luxury” expenditures.  The latter is published on the Company’s website at http://www.firstmerchants.com/investor relations, under “Corporate Information/Governance Documents.”  TARP also imposes a $500,000 cap on the deductibility of annual compensation under the provisions of Internal Revenue Code §162(m)(5); however, none of the NEOs’ annual compensation is likely to exceed this amount in the foreseeable future.

Executive Compensation Policy

It is the intent of the Board to provide the most effective executive compensation program which provides incentives to achieve both current and long-term strategic management goals of the Company with the ultimate objective of achieving a superior return on our shareholders’ investment.  To this end, the Company endorses executive compensation comprised of cash and equity-based programs which recognize performance as measured against the Company’s annual and long-term goals as well as performance evaluated in comparison to industry peers.  Equity-based compensation, in particular the Company’s Long-term Equity Incentive Plan and its Employee Stock Purchase

Plan, encourages ownership and retention of the Company’s common stock by key employees, assuring a meaningful stake in the Company’s continued success, thereby aligning the interests of the employees and shareholders.

The Company’s executive compensation program is designed to assist the Company in achieving its business objectives by:

•	Maintaining a competitive compensation program to attract, retain and motivate high-performing, qualified executives;

•	Providing performance-based incentive compensation that is directly related to the Company’s financial performance and individual contributions to that performance;

•	Strengthening the alignment between management effort and business strategy; and

•	Linking compensation to factors which affect short and long-term stock performance.

In designing and implementing executive compensation plans, programs and policies, all reasonable efforts are made to ensure that the plan, program or policy does not include any cash or equity-based incentive or other feature that might encourage executives to take unnecessary and excessive risks that threaten the value of the Company or encourage the manipulation of reported earnings of the Company to enhance the compensation of any executive.

Executive Compensation Process

The Compensation and Human Resources Committee oversees the development and administration of the programs that carry out the executive compensation policy.  The Committee also periodically reviews and evaluates their effectiveness and alignment with the Company’s business strategies and the interests of shareholders.  Senior management is responsible for the implementation and day-to-day administration of these programs.  The Committee has primary responsibility for reviewing executive performance and approving executive compensation; however, the Committee relies to a great extent on Mr. Rechin’s recommendations in determining the compensation of executives other than Mr. Rechin himself.  The Committee also receives support and assistance from Ms. Ellington, and other members of senior management.  This review usually takes place each February, so that compensation adjustments and cash incentives and equity-based awards can be made after FMC’s financial results for the previous fiscal year are available.

The Committee is authorized to directly engage counsel and consultants, including compensation consultants, to assist it in carrying out its responsibilities.   The Committee did not engage a compensation consultant in 2010.  However, it did engage Buck Consultants (“Buck”) in 2009 to review the existing compensation arrangements for the Company’s executives to ensure that they continue to provide a competitive opportunity and enable the Company to continue to attract, retain and motivate a highly qualified leadership team.  Buck does not and has not provided other services to the Board or the Company and thus did not have any actual or apparent conflict of interest in performing these services.

The Committee entered into extended discussions of executive compensation issues with the Buck principal assigned to the project, Jim Sillery, during two of the Committee’s meetings, and Mr. Sillery met with individual Committee members and Company executives on other occasions.  Buck’s findings and recommendations were taken into account by the Committee in making its decisions regarding 2010 and 2011 executive compensation, and the Committee anticipates that it will continue to consider them when making future adjustments to compensation and compensation programs.

In conducting its review of the competitiveness of FMC’s executive compensation, Buck, with the Committee’s input, identified a peer group of 23 publicly-traded Midwest financial institutions of relatively similar size to the Company and compiled an extensive database of information concerning executive compensation at each of these institutions.  This peer group included: 1st Source Corporation; AMCORE Financial, Inc.; Capitol Bancorp, Ltd.; Chemical Financial Corporation; Community Trust Bancorp, Inc.; F. N. B. Corporation; First Busey Corporation; First Commonwealth Financial Corporation; First Financial Bancorp; First Midwest Bancorp, Inc.; Harleysville National Corporation; Heartland Financial USA, Inc.; Integra Bank Corporation; Irwin Financial Corporation; MB

Financial Inc.; Midwest Banc Holdings, Inc.; National Penn Bancshares, Inc.; Old National Bancorp; Park National Corporation; Pinnacle Financial Partners, Inc.; Republic Bancorp, Inc.; S & T Bancorp, Inc.; and Taylor Capital Group, Inc.

Elements of Executive Compensation Program

The following paragraphs discuss each of the material elements of the compensation paid to the NEOs during 2010, with references to information contained in the compensation tables and related material on pages 27-35.

Base Salary.  The Committee determines the NEOs’ salaries subjectively, based on their responsibilities and a review of their individual performance and contributions to the Company’s performance – especially its long-term and short-term financial performance.  In assessing the performance of the NEOs other than Mr. Rechin, the Committee gives considerable weight to Mr. Rechin’s recommendations.  The Committee is solely responsible for assessing Mr. Rechin’s performance and recommending his annual salary and other forms of compensation to the Board for approval.  Other factors that affect the NEOs’ salaries include their experience, budgetary considerations, and the salaries paid to executives holding similar positions with the Company’s competitors in the financial services industry.  The Committee normally relies on broad-based third party surveys, particularly those that include financial institutions of a similar size and/or geographic location, in making this determination.

The Committee reviews and adjusts the NEOs’ salaries annually, usually in February, after the Company’s audited financial statements for the preceding fiscal year have been issued.  Any approved adjustments become effective as of the first payroll in March.  The Committee believes that, by waiting until the financial statements are issued, salary adjustments for the NEOs can be more accurately and effectively tied to their success in meeting financial targets and other strategic goals for the previous year.  It also allows the Company to communicate decisions to the NEOs regarding salary adjustments, cash incentive payments and equity-based awards at the same time, thus ensuring a clear and consistent message regarding performance and underlining the Company’s emphasis on growing a performance-based culture.

The NEO’s salaries have been influenced by the adverse economic conditions experienced by FMC and the rest of the banking industry in 2009 and 2010.  The Committee generally ties their compensation closely to the Company’s financial performance, and Mr. Rechin and the other NEOs requested that they not receive an increase in base salary for 2010.  The Committee honored their request, and, except for Mr. Martin, the base salaries of the NEOs did not change for the second straight year.  Mr. Martin’s base salary increased by $20,000 for 2010 as the result of his 2009 promotion from First Vice President and Deputy Chief Credit Officer to Senior Vice President and Chief Credit Officer, an extremely challenging job considering the credit quality issues and the economic circumstances that FMC and the banking industry have encountered since mid-2008.

The Committee believes that, in order for the Company to continue to attract, retain and motivate a highly qualified leadership team, it must ensure that the NEOs’ compensation is competitive.  The Committee has not historically used compensation consultants as a resource for establishing NEOs’ salaries or engaged in benchmarking of the NEOs’ total compensation.  However, when it engaged Buck in 2009 it asked Buck to provide extensive data regarding executive compensation at the peer group identified above.  One of Buck’s findings was that the salaries of the Company’s NEOs were generally near the 25th percentile compared to this peer group.  Taking into account the value of equity awards, their total compensation moved closer to the 50th percentile.  However, for 2010 the value of their equity awards was significantly less due to the application of the TARP Rules.  The Committee’s long-term goal is to increase the NEOs’ total compensation to approximately the 50th percentile, with an appropriate balance between salary and incentive compensation, cash and equity, and short and long-term incentives.  However, this goal cannot be achieved until economic conditions return to normal and FMC ceases its participation in TARP.

Cash Incentive Pay.  Cash incentive compensation is available to executives and other management employees through the Senior Management Incentive Compensation Program, which affords participants the opportunity to earn additional lump sum payouts annually, determined as a percentage of their salaries, by meeting individual goals for the fiscal year that are established early in the year and are closely related to the Company’s financial success.  The Committee determines the payouts, if any, for the fiscal year and approves their payment after the Company’s audited financial statements for the year have been issued.  The Committee normally does this contemporaneously with its determination of equity compensation and the executives’ salaries for the ensuing year.  A participant must be employed at the time the payout is due under the Program, except in the case of his or her death, disability or retirement.  There are thresholds for payouts under the Program which, if not achieved, will result in no payout, and there are also maximum payouts under the Program.  The Committee annually establishes schedules for the payouts, beginning at the thresholds and increasing proportionately to the targets and to the maximum payouts.  The range of payouts that were possible for each of the NEOs under the Program for 2010 is shown in the Grants of Plan-Based Awards Table on page 29.  The Committee has the authority to modify the Program, make final award determinations, set conditions for eligibility and awards, define extraordinary accounting events in calculating earnings, establish future payout schedules, determine circumstances and causes for which payouts can be withheld, and abolish the Program.  In doing so, it relies in part on Mr. Rechin’s recommendations, except with respect to Mr. Rechin’s own cash incentive compensation.

The TARP Rules prohibit the Company’s five most highly compensated employees from receiving cash incentive compensation, as a result of which Mr. Rechin, Mr. Hardwick and Mr. Stewart were unable to participate in the Senior Management Incentive Compensation Program in 2010; and they will also most likely be unable to do so in 2011.  Mr. Connors and Mr. Martin were not among the Company’s five most highly compensated employees, so they were eligible to receive a payout under the Program.

The Committee has decided that using FMC’s achievement of pre-established targets for operating earnings as the principal basis for awarding cash incentive compensation to the NEOs is the best way to align this incentive with the annual management plan and the interests of the shareholders.  Under the Program, Mr. Rechin, Mr. Hardwick and Mr. Stewart would have had target payouts for 2010 of 45%, 40% and 40%, respectively, of their salaries, based entirely on FMC’s achieving operating earnings, calculated on a diluted GAAP basis, of $.40 per share.  Their threshold payout of 30% of the target amount was based on achieving operating earnings of $.05 per share, and their maximum payout of 200% of the target amount was based on achieving operating earnings of $.90 per share.  Although short of the target, FMC’s operating earnings for 2010 exceeded the threshold and would have resulted in payouts to each of these three NEOs, had they been eligible to participate in the Program.  The payouts would have been 34% of their target amounts for 2010, or $53,550 for Mr. Rechin, $34,000 for Mr. Hardwick, and $33,320 for Mr. Stewart.

Recognizing that the responsibilities of Mr. Connors and Mr. Martin as Chief Information Officer and Chief Credit Officer, respectively, differ somewhat from those of the other three NEOs, their cash incentive compensation for 2010 was based only 80% on the earnings per share schedule that applied to the other three NEOs, and the other 20% was based on FMC’s achieving a consolidated efficiency ratio of 60.20% for 2010, with threshold and maximum payouts of 70% and 150% of their target payouts based on achieving efficiency ratios of 61.82%, and 57.50%, respectively.  Both Mr. Connors and Mr. Martin had target payouts of 30% of their salary.  As noted above, FMC’s operating earnings for 2010 exceeded the threshold; however, the consolidated efficiency ratio threshold was not exceeded.  As the Summary Compensation Table on page 27 shows, the payouts to Mr. Connors and Mr. Martin under the Program for 2010, equal to 34% of the earnings per share portion of their incentives, were $16,320 and $15,014, respectively.

Equity-Based Compensation.  FMC awards equity-based compensation to its executives and other management employees under the Long-term Equity Incentive Plan.  The Plan provides these employees the opportunity to share the benefits of improving the Company’s financial performance over the long term with other FMC shareholders, thus increasing their commonality of interest.  The awards available under the Plan include incentive and non-qualified options to acquire common stock in the Company and grants of restricted stock in the Company.  The Committee has the authority to grant awards, decide who will receive awards, determine the types and sizes of awards, determine the terms, conditions, vesting periods, and restrictions applicable to awards, adopt, alter and repeal administrative rules and practices governing the Plan, interpret the terms and provisions of the Plan and any awards granted under the Plan, prescribe the forms of award agreements, and otherwise supervise the administration of the Plan.  The Committee normally makes equity awards to Plan participants annually, early in the fiscal year at the same time it approves salary adjustments and cash incentive payouts.  On occasion, the Committee grants an award at other times, e.g., when an executive is hired.  In making stock option and restricted stock awards, the Committee relies in part on Mr. Rechin’s recommendations, except with respect to awards to Mr. Rechin himself.

In recent years, the Committee has changed the mix of equity awards under the Plan by increasing the number of participants receiving just restricted stock awards and decreasing the number who are also granted stock options.  However, for the NEOs and selected other senior management employees, the Committee will continue to rely on stock options as a significant component of the equity-based compensation program.  Unlike restricted stock, the financial incentive provided by stock options depends entirely on increasing the price of the Company’s stock, thus better leveraging the Committee’s objective of aligning the NEOs’ financial interests with those of FMC’s other shareholders.  In the short run, the limitations on stock option grants, at least to the Company’s top three executives, interferes with this Committee objective.

The stock options awarded under the Plan are generally incentive stock options, up to the limit under Internal Revenue Code §422; the rest, if any, are non-qualified options.  The exercise price for the stock options is the closing price of FMC stock, as recorded by NASDAQ on the date of the grant.  The options granted to participating employees vest (become exercisable) two years after the grant date; they also vest on the date the grantee retires, dies or becomes disabled, if that is earlier than the normal vesting date.  The restricted stock awards under the Plan vest (the restrictions lapse, giving the grantee complete ownership rights) three years after the date of the award; the stock also vests on the date the grantee dies or becomes disabled, if that is earlier than the normal vesting date.  The Committee may also partially waive the forfeiture of a restricted stock award in the event of the involuntarily termination without “cause,” as determined by the Committee, of a grantee’s employment less than three years after the date of the award.  In that event, the part that vests is a fraction of the shares, the numerator of which is the number of full years that have elapsed between the date of the award and the date of termination, and the denominator of which is three.  A grantee of restricted stock under the Plan is entitled to vote the shares of stock and receive the dividends on the stock, notwithstanding the restrictions.

To increase ownership of FMC stock by its executives over the long term, the Plan provides that they must hold at least 25% of all “net shares” (defined as the number of shares issued to the executive under an award after subtracting the number of shares, if any, transferred or surrendered by the executive to pay the exercise price of a stock option and/or to pay any withholding taxes associated with the award) issued to them under the Plan, including both restricted stock awards and shares issued upon the exercise of stock options, until the earlier of the date of the executive’s death, retirement or other termination of employment, or the date of a change of control.  With the same purpose, the Plan also includes a guideline stating that executives participating in the Plan should acquire and hold shares of FMC common stock equal in value to at least 100% of their then current annual salary within six years after commencing participation in the Plan.  This guideline does not constitute a condition, restriction or risk of forfeiture applicable to any award made to an executive under the Plan.

Due to the TARP Rules, the Committee was unable to grant stock options under the Plan to most of the NEOs, including the top three executives, during the past two years.  Except for Mr. Martin, the only equity awards made to the NEOs in February 2010 were in the form of long-term restricted stock.  Mr. Martin was able to receive a stock option grant because he wasn’t one of FMC’s five most highly compensated employees in the previous year.  In February 2011, both Mr. Martin and Mr. Connors were granted stock options, because neither was among FMC’s five most highly compensated employees in the previous year.  As the Grants of Plan-Based Awards Table on page 29 shows, Mr. Martin was granted an option to purchase 2,000 shares on February 25, 2010.  The exercise price for the stock option is $5.89 per share.  Mr. Martin and Mr. Connors were granted options on February 11, 2011 to purchase 1,000 and 2,200 shares, respectively, at an exercise price of $9.20 per share.  As the Outstanding Equity Awards at Fiscal Year-End Table on page 31 shows, all of the unexercised stock options granted to any of the NEOs in 2009 and before, both vested and unvested, were out of the money on December 31, 2010.  The option granted to Mr. Martin on February 25, 2010, with an exercise price of $5.89 per share, while not yet vested, was in the money because the price per share of FMC stock at the close of business on December 31, 2010 was $8.86.

Under the TARP Rules, the restricted stock issued to the NEOs (except for Mr. Martin) on February 25, 2010 under the Long-term Equity Incentive Plan is subject to additional restrictions beyond those described above.  The stock will not become transferable until the Company begins redeeming the Treasury Department’s preferred shares issued under TARP and then only in 25% increments conforming to the percentage of shares redeemed.  The restricted stock is also forfeitable if the NEO does not remain an active employee of FMC for two years after the date of grant, except in the event of death, disability or a change of control.  Finally, the total value of these restricted stock awards is limited to not more than one-third of the NEO’s total annual compensation, valued on the basis of their fair market value on the grant date.  Since the elements of the executive compensation program that could be used to establish Mr. Rechin’s, Mr. Hardwick’s and Mr. Stewart’s 2010 and 2011 compensation included only base salary, retirement benefits and restricted stock awards, the Committee elected to substantially increase the number of restricted shares it awarded to these NEOs, while staying under the one-third of total compensation ceiling. As the Grants of Plan-Based Awards Table on page 29 shows, on February 25, 2010, Mr. Rechin was awarded 15,000 restricted shares, and Mr. Hardwick and Mr. Stewart were each awarded 10,000 restricted shares.

On February 11, 2011, Mr. Rechin was awarded 16,000 restricted shares, and Mr. Hardwick and Mr. Stewart were each awarded 11,000 restricted shares.  Mr. Connors was awarded 4,200 restricted shares on February 25, 2010, which were subject to the additional restrictions under the TARP Rules, and 2,000 restricted shares on February 11, 2011, which were not subject to the additional restrictions.  Mr. Martin was awarded 3,000 restricted shares on February 25, 2010 and 4,000 restricted shares on February 11, 2011, neither of which was subject to the additional restrictions under the TARP Rules.  The value of the restricted shares issued to each of the NEOs on February 25, 2010 was $5.89, and the value of the restricted shares issued to each of the NEOs on February 11, 2011 was $9.20.

Another form of equity-based compensation that is available to all of FMC’s and participating subsidiaries’ employees, including the NEOs, is the Employee Stock Purchase Plan, an Internal Revenue Code §423 employee stock purchase plan.  The Plan, which was approved by the shareholders at the 2009 annual meeting, provides an attractive vehicle for participants to acquire FMC stock, thus further aligning their interests with those of other shareholders.  Participants may elect under the Plan, prior to each three month offering period corresponding to the calendar quarters, to purchase shares of the Company’s stock at a price equal to 85% of the average of the closing prices for the stock on each trading day during the offering period, as reported by NASDAQ.  During 2010, two of the NEOs, Mr. Hardwick and Mr. Stewart, participated in the Employee Stock Purchase Plan.  Mr. Hardwick participated during the first two offering periods, purchasing 574 shares and 488 shares, respectively, for those periods.  Mr. Stewart participated during all four offering periods, purchasing 115 shares, 97 shares, 87 shares and 97 shares, respectively, for those periods.  The purchase prices for the four offering periods were $5.2275, $7.1655, $6.9573 and 7.2099 per share, respectively.

Retirement Benefits.  FMC maintains a qualified defined benefit pension plan, the Retirement Pension Plan, which the Company froze as of March 1, 2005, so that, except for a few “grandfathered” participants – those who had attained age 55 and earned at least 10 years of credited service on March 1, 2005 – no FMC employees continued to accrue benefits under the Plan after that date.  Employees who were hired on or after that date or who weren’t eligible to participate on that date did not become participants in the Plan.  The Plan pays benefits at retirement to participating employees, computed as a straight-life annuity (although other forms of actuarially-equivalent benefits are available under the Plan) based on the following formula: 1.6% of average final compensation (in general, the participant’s highest 60 consecutive months’ W-2 compensation, less incentive pay) plus .5% of average final compensation in excess of Social Security covered compensation, both amounts times years of service to a maximum of 25 years.  Benefits are integrated with Social Security but they are not subject to any deduction for Social Security or other offset amounts.  The benefits payable under the Plan at age 65 to the participants whose benefits were frozen are determined under the formula described above, based on their average final compensation as of March 1, 2005, times a fraction, the numerator of which is the participant’s years of credited service as of March 1, 2005, and the denominator of which is the participant’s years of credited service projected to age 65.

Of the NEOs, Mr. Rechin, Mr. Stewart and Mr. Martin never participated in the Plan.  Mr. Hardwick and Mr. Connors are participants in the Plan, but the benefits that accrued to them under the Plan were frozen as of March 1, 2005, because they had not attained age 55 and earned at least 10 years of credited service as of that date.  Assuming their employment continues to age 65, Mr. Hardwick’s and Mr. Connors’ annual benefits under the plan, payable as a straight-life annuity, would be approximately $8,594 and $7,895, respectively.

FMC also maintains an Internal Revenue Code §401(k) qualified defined contribution retirement plan, the Retirement and Income Savings Plan, under which participating employees of the Company and its subsidiaries that adopt the Plan may save for their retirement by making pre-tax contributions to the Plan up to the lesser of the statutory limits and the limits set forth in the Plan.  These contributions are currently matched by the Company or subsidiary at the rate of 50% of the participant’s pre-tax contributions to the Plan, to a maximum of 6% of compensation (defined as W-2 compensation plus certain voluntary pre-tax contributions, up to the Internal Revenue Code §401(a)(17) maximum, which is $245,000 in both 2010 and 2011).  Thus, the maximum matching employer contribution under the Plan is generally 3% of pay (less if the participant’s compensation exceeds $245,000).  The Company made matching contributions for 2010 under the Plan for NEOs Rechin, Hardwick, Stewart, Connors and Martin in amounts of $7,350, $7,350, $7,350, $5,348 and $5,461, respectively.  The Company also makes service-weighted contributions, currently from 2% to 7% of compensation (up to the Internal Revenue Code §401(a)(17) maximum), on behalf of participants based on their years of service, in five-year increments (i.e., 2% for 0-4 years of service, 3% for 5-9 years of service, 4% for 10-14 years of service, 5% for 15-19 years of service, 6% for 20-24 years of service, and 7% for 25 or more years of service).  For 2010, the NEOs received service-weighted contributions as follows: Mr. Rechin, 3% of compensation, or $7,350; Mr. Hardwick, 4% of compensation, or

$9,800; Mr. Stewart, 2% of compensation, or $4,900; Mr. Connors, 3% of compensation, or $6,276; and Mr. Martin, 2% of compensation, or $3,641.  Employees hired or rehired on or after January 1, 2010 will not be eligible to receive service-weighted contributions.  Finally, for the years 2005 through 2009, FMC made “transition contributions” under the Plan equal to 3% of the participant’s compensation, for employees who were participants in the Retirement Pension Plan when it was frozen and who had attained age 45 with 10 or more years of credited service as of March 1, 2005 (other than the “grandfathered” participants).  None of the NEOs was eligible for a transition contribution under the Plan.  The transition contributions were discontinued for 2010 and thereafter.  All employee pre-tax contributions under the Plan are fully vested, while participants become vested in the Company’s or subsidiary’s matching, service-weighted and transition contributions at the rate of 20% for each year of service.  The Company’s matching and service-weighted contributions on behalf of each of the NEOs are included in the column headed “All Other Compensation” in the Summary Compensation Table on page 27.

FMC also maintains a nonqualified plan, the Defined Contribution Supplemental Executive Retirement Plan (“SERP”), which provides additional retirement benefits to executives designated by the Committee whose benefits under the Retirement and Income Savings Plan are restricted due to the limit under Internal Revenue Code Section 401(a)(17) on the amount of compensation that can be considered for purposes of calculating pension benefits under a qualified plan ($245,000 in both 2010 and 2011).  Mr. Rechin is presently the only participant in the SERP.  The Company contributes 12% of Mr. Rechin’s annual compensation, including his base salary and his cash incentive pay, to the SERP.  The Committee established this percentage after consulting with Mercer Human Resource Consulting, which assisted the Committee in designing the Plan in 2006.  If Mr. Rechin continues to be employed by the Company until age 65, this contribution would provide an income replacement ratio of approximately 35%, based on a 7% return on the Plan’s investments.  Mercer Human Resource Consulting advised the Committee that this income replacement ratio would provide retirement benefits to Mr. Rechin that are comparable to those paid to executives holding similar positions at peer companies in the banking industry.  Mr. Rechin’s benefit under the SERP is subject to a five year “cliff” vesting provision.  He is not permitted to make employee contributions.  The Company’s contribution to the SERP for 2010 on behalf of Mr. Rechin was $44,926.

Change of Control Agreements.  FMC has change of control agreements with each of the NEOs and certain other senior management employees because it believes these agreements promote the interests of the Company and its shareholders by providing them a financial incentive to remain with the Company and continue to act in FMC’s and our shareholders’ best interests in the event of a proposed acquisition or change of control situation in which they might otherwise decide to leave due to the uncertainties of their own circumstances.  The change of control agreements are “double trigger” agreements, meaning that severance benefits are payable to the NEO or other employee only if: (1) a change of control occurs; and (2) the NEO’s or other employee’s employment is terminated or constructively terminated following the change of control.  The agreements provide that this termination must occur within 24 months following the change of control in order for the agreement to apply and benefits to be payable.  No benefits are payable in the event of the NEO’s or other employee’s voluntary retirement, death or disability, or if his or her employment is terminated for cause.  The definitions of “change of control” and “constructive termination” are set forth on page 34, under “Termination of Employment and Change of Control Arrangements.”  The agreements also contain a definition of “cause” for termination.  Payments under the change of control agreements are determined as a multiple of the sum of the executive’s annual base salary at the time of receiving notice of termination and the executive’s largest annual cash incentive payment under the Senior Management Incentive Compensation Program during the two years preceding the date of termination.  This multiple is 2.99 for Mr. Rechin, Mr. Hardwick and Mr. Stewart, and 1.50 for Mr. Connors and Mr. Martin.  The change of control agreements cover relatively few employees and represent a relatively small percentage of FMC’s market capitalization; therefore, the Committee and the Board do not believe that their existence would discourage any proposed acquisition of the Company.  The agreements were not executed in response to an effort to acquire control of the Company, and the Board is not aware of any such effort.

The TARP Rules prohibit FMC from making “golden parachute payments” or severance payments (essentially, any payment for departure from the Company for any reason, except for payments for services performed or benefits accrued) to an NEO or any of the next five most highly compensated employees so long as FMC is participating in TARP.  Therefore, the change of control agreements between the Company and the NEOs are unenforceable at the present time.

FMC does not have employment or severance agreements with any of the NEOs.  Under Indiana law, they are deemed to be “at will” employees.

Results of Shareholder Advisory Vote on Executive Compensation at 2010 Annual Meeting

In accordance with §240.14a-20 of the SEC Rules under the Securities Exchange Act of 1934, FMC provided a separate shareholder advisory vote at the 2010 annual meeting on a resolution to approve the compensation of its executives, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and related material in last year’s proxy statement.  The results of the vote were 13,008,583 (88.14%) in favor of the resolution and 1,749,960 (11.86%) against the resolution.  The Company and the Committee have considered these results and concluded that a large majority of the shareholders support the Company’s current executive compensation program.

SUMMARY COMPENSATION TABLE

The following table provides information concerning all of the plan and non-plan compensation paid to the NEOs for 2008, 2009 and 2010.

Summary Compensation Table
Name and principal position	Year	Salary	Bonus(1)	Stock awards(2)	Option awards(2)	Non-equity incentive plan compensation(3)	Change in pension value and non-qualified deferred compensation earnings(4)	All other compen- sation(5)	Total
Michael C. Rechin President and Chief Executive Officer	2008 2009 2010	$346,154 350,000 350,000	$0 0 0	$113,000 44,560 88,350	$98,957 59,296 0	$0 0 0	$0 0 0	$67,114 64,693 60,182	$625,225 518,549 498,532
Mark K. Hardwick Executive Vice President and Chief Financial Officer	2008 2009 2010	243,692 250,000 250,000	0 0 0	76,275 35,648 58,900	52,777 23,718 0	0 0 0	0 0 5,549	22,794 21,159 17,385	395,538 330,525 331,834
Michael J. Stewart Executive Vice President and Chief Banking Officer	2008 2009 2010	221,808 245,000 245,000	50,000 0 0	76,320 35,648 58,900	35,645 23,718 0	0 0 0	0 0 0	9,660 15,488 12,498	393,433 319,854 316,398
Robert R. Connors Senior Vice President and Chief Information Officer	2008 2009 2010	198,796 200,000 200,000	0 0 0	56,500 22,280 24,738	19,791 8,894 0	11,520 0 16,320	0 454 9,450	18,802 16,608 11,784	305,409 248,236 262,292
John J. Martin Senior Vice President and Chief Credit Officer(6)	2009 2010	161,423 181,692	0 0	13,368 17,670	5,930 3,730	0 15,014	0 0	10,327 9,218	191,048 227,324

(1)
First Merchants paid Mr. Stewart a sign-on bonus of $50,000 in early 2008 under an offer of employment made to him when he was hired in January 2008.  No bonuses were paid to any of the other NEOs during 2008, 2009 or 2010 except as part of a non-equity incentive plan.

(2)
A discussion of the assumptions used in calculating these values is contained in Note 17 to the 2010 audited financial statements, on page 69 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

(3)
The amounts shown in the Non-equity Incentive Plan Compensation column are payments under the Senior Management Incentive Compensation Program for 2008, 2009 and 2010 performance that were paid in February of the following year.

(4)
The amounts shown in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column for Mr. Hardwick and Mr. Connors are the changes in the actuarial present value of their frozen benefits under the Retirement Pension Plan for 2008, 2009 and 2010.  The present value of Mr. Hardwick’s benefits decreased by $3,811 and $1,607 in 2008 and 2009, respectively; and the present value of Mr. Connor’s benefits decreased by $2,008 in 2008.  However, SEC rules require that this amount be shown as $0 in the Summary Compensation Table.  Mr. Rechin, Mr. Stewart and Mr. Martin have not participated in any defined benefit plan or other actuarial pension plan maintained by the Company.  No NEO received above-market or preferential earnings on deferred compensation during 2008, 2009 or 2010.

(5)
The Company made matching contributions to the Retirement and Income Savings Plan for the benefit of the NEOs in the following amounts for 2008, 2009 and 2010, respectively: Mr. Rechin - $6,900, $7,350 and $7,350; Mr. Hardwick - $6,900, $7,350 and $7,350; Mr. Stewart - $6,900, $7,350 and $7,350; Mr. Connors - $6,900, $6,853 and $5,348; and Mr. Martin - $5,184 and $5,461 (for 2009 and 2010, respectively).  The Company made service-weighted employer contributions to the First Merchants Corporation Retirement and Income Savings Plan for the benefit of the NEOs in the following amounts for 2008, 2009 and 2010, respectively: Mr. Rechin - $4,600, $4,900 and $7,350; Mr. Hardwick - $9,200, $9,800 and $9,800; Mr. Stewart - $0, $4,900 and $4,900; Mr. Connors - $6,900, $7,015 and $6,276; and Mr. Martin - $3,456 and $3,641 (for 2009 and 2010, respectively).  The Company also made contributions to the Defined Contribution Supplemental Executive Retirement Plan in 2008, 2009 and 2010 for the benefit of Mr. Rechin in the amounts of $45,494, $46,949 and $44,926, respectively.  None of the NEOs received perquisites in the aggregate amount of $10,000 or more during 2008, 2009 or 2010.  The other amounts shown in the All Other Compensation column include the dollar value of life insurance premiums and dividends on restricted stock awards paid to or for the benefit of each of the NEOs during 2008, 2009 and 2010.

(6)
Mr. Martin was employed by the Company as First Vice President and Deputy Chief Credit Officer on December 31, 2007.  He was promoted to Chief Credit Officer on June 1, 2009 and Senior Vice President on July 28, 2009.

The Company does not have employment agreements with any of the NEOs.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides information concerning all of the grants of plan-based awards made to the NEOs for 2010, which included non-equity incentive pay and awards of restricted stock and stock options.

Grants of Plan-Based Awards for 2010 Fiscal Year
Name	Grant Date	Estimated future payouts under non-equity incentive plan awards(1)			All other stock awards; Number of shares of stock or units	All other option awards; Number of securities underlying options	Exercise or base price of option awards (per share)	Grant date fair value of stock and option awards
		Threshold	Target	Maximum
Michael C. Rechin	-- 2/25/10	$0	$157,500	$315,000	15,000		$5.89	$88,350
Mark K. Hardwick	-- 2/25/10	0	100,000	200,000	10,000		5.89	58,900
Michael J. Stewart	-- 2/25/10	0	98,000	196,000	10,000		5.89	58,900
Robert R. Connors	-- 2/25/10	0	60,000	114,000	4,200		5.89	24,738
John J. Martin	-- 2/25/10 2/25/10	0	55,200	104,880	3,000	2,000	5.89	17,670 3,730

(1)
The amounts shown in the Estimated Future Payouts under Non-equity Incentive Plan Awards column are the range of payouts for targeted performance under the Senior Management Incentive Compensation Program for 2010, as described in the Section entitled “Elements of Executive Compensation Program – Cash Incentive Pay” in the Compensation Discussion and Analysis on pages 22-23.  The payments made in February 2011 for 2010 performance under the Program are shown in the Non-equity Incentive Plan Compensation column of the Summary Compensation Table on page 27.

The compensation programs under which the grants in the above Grants of Plan-Based Awards Table were made are described in the Compensation Discussion and Analysis, under “Elements of Executive Compensation Program – Cash Incentive Pay” and “Elements of Executive Compensation Program – Equity-based Compensation” on pages 22-25.  They include the Senior Management Incentive Compensation Program, under which the non-equity incentive plan awards were made, and the Long-term Equity Incentive Plan, under which the restricted stock and stock option awards were made.

The Senior Management Incentive Compensation Program provided for a payout to the NEOs following the end of the 2010 fiscal year based entirely, for Mr. Rechin, Mr. Hardwick and Mr. Stewart, and 80% for Mr. Connors and Mr. Martin, on FMC’s achieving an amount of operating earnings per share established early in 2010 by the Compensation and Human Resources Committee, with input from Mr. Rechin.  For Mr. Connors and Mr. Martin, the other 20% was based on the Company’s attaining a pre-established consolidated efficiency ratio.  Upon meeting their targets for 2010, the payouts to NEOs Rechin, Hardwick, Stewart, Connors and Martin would be equal to 45%, 40%, 40%, 30% and 30%, respectively, of their base salaries.  The Program set thresholds which, if met, would entitle the NEOs to receive a portion of their target payouts and below which no payout would be made; and it set maximums which, if met, would entitle the NEOs to payouts equal to twice their target payouts and above which no increased payout would be made.  The amounts earned under the program for 2010 were paid out in February 2011.

As explained in the Compensation Discussion and Analysis, the TARP Rules prohibited Mr. Rechin, Mr. Hardwick and Mr. Stewart from receiving a payout under the Senior Management Incentive Compensation Program for 2010.

Under the Long-term Equity Incentive Plan, the Committee (after obtaining input from Mr. Rechin except with regard to his own awards) made restricted stock and stock option awards to the NEOs in February 2010.  Subject to the limitations of the TARP Rules mentioned at the end of this paragraph, the aggregate number of equity awards to each NEO was generally commensurate with the NEO’s position and level of responsibilities.  The stock options vest and become exercisable two years after the grant date or, if earlier, the date of the executive’s retirement, death or disability.  The restricted stock vests, giving the NEO complete ownership rights, three years after the grant date or, if earlier, the date of the executive’s death or disability.  In general, under the restricted stock award agreements the Committee may partially waive the forfeiture of a restricted stock award if the grantee’s employment is involuntarily terminated without “cause,” as determined by the Committee, less than three years after the date of the award.  If this happens, the part that vests is a fraction of the shares, the numerator of which is the number of full years that have elapsed between the date of the award and the date of termination, and the denominator of which is three.  Executives are entitled to vote their shares of restricted stock and to receive the dividends thereon.  The normal dividend rate applies to the restricted shares; the rate is not preferential.  None of the awards under the Plan for 2010 was performance-based.  As explained in the Compensation Discussion and Analysis, the TARP Rules prohibited Mr. Rechin, Mr. Hardwick, Mr. Stewart and Mr. Connors from receiving stock options in February 2010, and the restricted stock awards they received at that time were subject to additional restrictions as set forth in the TARP Rules.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table provides information concerning unexercised stock options, stock awards that have not vested, and equity incentive plan awards for each of the NEOs outstanding as of the end of the Company’s 2010 fiscal year.

Outstanding Equity Awards at Fiscal Year-End 2010
Name	Option Awards				Stock Awards
	Number of securities underlying unexercised options (Exercisable)	Number of securities underlying unexercised options(1) (Unexercisable)	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested(2)	Market value of shares or units of stock that have not vested
Michael C. Rechin	10,000 8,000 12,000 15,000	20,000	$25.90 25.14 26.31 28.25 11.14	11/21/15 2/10/16 2/8/17 2/27/18 2/24/19	23,075	$204,445
Mark K. Hardwick	4,409 5,249 6,000 10,000 7,000 8,000 8,000	8,000	26.93 23.46 25.60 26.70 25.14 26.31 28.25 11.14	7/1/12 7/1/13 7/1/14 9/1/15 2/10/16 2/8/17 2/27/18 2/24/19	15,950	141,317
Michael J. Stewart	6,000	8,000	25.44 11.14	1/29/18 2/24/19	16,250	143,975
Robert R. Connors	3,307 5,249 6,000 8,000 4,000 4,500 3,000	3,000	25.33 23.46 25.60 26.70 25.14 26.31 28.25 11.14	8/26/12 7/1/13 7/1/14 9/1/15 2/10/16 2/8/17 2/27/18 2/24/19	8,221	72,838
John J. Martin		2,000 2,000	11.14 5.89	2/24/19 2/25/20	5,915	52,407

(1)
The vesting dates of the option awards that had not vested at fiscal year-end 2010 are as follows: the vesting date for Mr. Rechin’s option to purchase 20,000 shares, Mr. Hardwick’s option to purchase 8,000 shares, Mr. Stewart’s option to purchase 8,000 shares, and Mr. Connor’s option to purchase 3,000 shares is February 24, 2011; and the respective vesting dates for Mr. Martin’s options to purchase 2,000 shares and 2,000 shares are February 24, 2011 and February 25, 2012.

(2)
Of the stock awards that had not vested at fiscal year-end 2010, 4,000 of Mr. Rechin’s shares vested on February 27, 2011, 4,000 shares will vest on February 24, 2012, and l5,075 shares will vest on February 25, 2013; 2,700 of Mr. Hardwick’s shares vested on February 27, 2011, 3,200 shares will vest on February 24, 2012, and 10,050 shares will vest on February 25, 2013; 3,000 of Mr. Stewart’s shares vested on January 29, 2011, 3,200 shares will vest on February 24, 2012, and 10,050 shares will vest on February 25, 2013; 2,000 shares of Mr. Connor’s shares vested on February 27, 2011, 2,000 shares will vest on February 24, 2012, and 4,221 shares will vest on February 25, 2013; 1,000 of Mr. Martin’s shares vested on January 29, 2011, 700 shares vested on February 27, 2011, 1,200 shares will vest on February 24, 2012, and 3,015 shares will vest on February 25, 2013.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides information concerning each exercise of stock options and each vesting of stock, including restricted stock and restricted stock units, during FMC’s 2010 fiscal year for each of the NEOs.

Option Exercises and Stock Vested During Fiscal Year 2010
Name	Option awards		Stock awards
	Number of shares acquired on exercise	Value realized on exercise	Number of shares acquired on vesting	Value realized on vesting(1)
Michael C. Rechin	0	0	3,000	$16,980
Mark K. Hardwick	0	0	2,400	13,584
Michael J. Stewart	0	0	0	0
Robert R. Connors	0	0	1,600	9,056
John J. Martin	0	0	0	0

(1)	The value realized on vesting was computed by multiplying the number of shares of stock by the market value of the shares on the vesting date.

PENSION BENEFITS TABLE

The Retirement Pension Plan (“Pension Plan”) is a qualified defined benefit pension plan that pays monthly retirement benefits to eligible employees.  The benefits, computed as a straight-life annuity although other forms of actuarially-equivalent benefits are available under the plan, are based on the following formula: 1.6% of average final compensation (in general, the participant’s highest 60 consecutive months’ W-2 compensation, less incentive pay) plus .5% of average final compensation in excess of Social Security covered compensation, both times years of service to a maximum of 25 years.  The plan was frozen, effective March 1, 2005, for participants who had not yet attained age 55 and been credited with 10 or more years of service as of that date, meaning that their accrued benefits were vested and they no longer accrued benefits under the plan, and employees who were not participating in the plan as of that date were not eligible to participate.  The benefits payable under the plan at age 65, the normal retirement age under the plan, to participants whose benefits were frozen are determined under the above formula, based on their average final compensation as of March 1, 2005, times a fraction, the numerator of which is the participant’s years of service as of March 1, 2005, and the denominator of which is the participant’s years of service projected to age 65.  Mr. Hardwick and Mr. Connors were among the participants in the Pension Plan whose benefits were frozen.  The other three NEOs did not participate in the Pension Plan.  Mr. Connors is currently eligible for early retirement under the Pension Plan, having met the Plan’s eligibility standards of attainment of age 55, the early retirement age, and accrual of 10 years of vesting service.  The early retirement benefit, payable at age 65, is equal to the participant’s accrued benefit at early retirement; however, the participant may elect to receive a reduced benefit, commencing upon early retirement or any month thereafter, equal to the participant’s accrued benefit, reduced 5/24% per month for each of the first 60 months and 5/12% per month for each of the next 60 months by which the date the participant begins receiving the benefit precedes age 65.

The following table shows benefits accrued to the NEOs under the Retirement Pension Plan as of December 31, 2010.  The assumptions used in calculating the present value of a NEO’s accumulated benefit are the same as those used for financial reporting purposes with respect to FMC’s 2010 audited financial statements, assuming that the executive retires at age 65.  A discussion of these assumptions is contained in Note 18 to the 2010 audited financial statements, on page 71 of FMC’s Annual Report on Form 10-K for the year ended December 31, 2010.

Accrued Pension Benefits at Fiscal Year-End 2010

Name	Plan name	Number of years credited service (1)	Present value of accumulated benefit	Payments during last fiscal year
Michael C. Rechin	N/A	N/A	N/A	N/A
Mark K. Hardwick	Pension Plan	7.32	$26,357	$0
Michael J. Stewart	N/A	N/A	N/A	N/A
Robert R. Connors	Pension Plan	2.50	75,013	0
John J. Martin	N/A	N/A	N/A	N/A

(1)
Mr. Rechin, Mr. Stewart and Mr. Martin were not participants in the Retirement Pension Plan.  Mr. Hardwick’s and Mr. Connors’ benefits under the plan were frozen, effective March 1, 2005.  Their years of credited service under the plan were one fewer than their number of actual years of service with the Company when the Plan was frozen.

NONQUALIFIED DEFERRED COMPENSATION TABLE

The Defined Contribution Supplemental Executive Retirement Plan (“SERP”) is a nonqualified plan that provides additional retirement benefits to executives designated by the Compensation and Human Resources Committee whose benefits under the Retirement and Income Savings Plan, a qualified Internal Revenue Code Section 401(k) defined contribution plan, (“Section 401(k) Plan”) are restricted due to the limit under Internal Revenue Code Section 401(a)(17) on the amount of compensation that can be considered for purposes of calculating pension benefits under a qualified plan.  Mr. Rechin is currently the only participant in the SERP.  FMC annually credits a percentage of a participant’s compensation (base salary plus non-equity incentive pay) for the plan year, as determined by the Committee, to a deferred benefit account established for the participant.  To be eligible for such a credit, the participant must have made contributions to the Section 401(k) Plan sufficient to be entitled to receive the maximum matching employer contributions for the year.  A participant is not permitted to make contributions to his or her account under the SERP.  The participant’s interest vests upon the earliest of death, disability, involuntary termination except for cause, a change of control of the Company, or after 5 years of participation in the plan.  His or her account balance, including amounts credited to the account, adjusted for investment gain or loss, is payable in 36 monthly installments following death, disability or separation from service (the initial payment is delayed 6 months and made retroactively if made on account of separation from service).  The SERP is unfunded and subject to forfeiture in the event of bankruptcy.  FMC has established a “rabbi” trust, with its First Merchants Trust Company division of First Merchants Bank, N. A., a wholly-owned subsidiary of the Company, as the trustee.  FMC makes annual contributions to the trust to help pay its liabilities under the SERP.  FMC may make investment options available to the participant but is under no obligation to invest the contributions according to the option selected.  The account’s actual investment returns may differ from the returns on the investments requested by the participant.  A participant may request changes in the investment options daily, by submitting written investment allocation requests to the trustee.

The following table shows the dollar amounts of contributions, earnings, withdrawals, distributions and the aggregate balances of the NEOs’ deferred benefit accounts under the SERP as of December 31, 2010.

Nonqualified Deferred Compensation in 2010
Name	Executive contributions in last fiscal year	Company’s contributions in last fiscal year	Aggregate earnings in last fiscal year	Aggregate withdrawals/ Distributions	Aggregate balance at fiscal year end
Michael C. Rechin(1)	0	$44,926	$10,420	0	$152,221
Mark K. Hardwick	N/A	N/A	N/A	N/A	N/A
Michael J. Stewart	N/A	N/A	N/A	N/A	N/A
Robert R. Connors	N/A	N/A	N/A	N/A	N/A
John J. Martin	N/A	N/A	N/A	N/A	N/A

(1)
Mr. Rechin is the only participant in the SERP.  FMC credited 12% of Mr. Rechin’s compensation (base salary plus non-equity incentive pay) to his account for 2010.  This amount is also reported as compensation to Mr. Rechin in the Summary Compensation Table on page 27, in the column headed “All Other Compensation.”

TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

FMC doesn’t have employment or severance agreements with any of the NEOs.  It does have change of control agreements with each of the NEOs that, under certain circumstances, would provide for payment(s) to the NEOs at, following, or in connection with a termination of employment. The change of control agreements are “double trigger” agreements which provide that severance benefits would be paid to the NEOs in the event of both a change of control of the Company and a termination or constructive termination of the NEO’s employment within 24 months after the change of control.  However, no payment would be made if the termination was for cause or because of the NEO’s death, disability or voluntary retirement, or if the NEO voluntarily terminated employment unless due to constructive termination.  In general, a "change of control" means an acquisition by any person of 25% or more of FMC’s voting shares, a change in the makeup of a majority of the Board over a 24-month period, a merger of FMC in which the shareholders before the merger own 50% or less of the Company’s voting shares after the merger, or approval by FMC’s shareholders of a plan of complete liquidation of FMC or an agreement to sell or dispose of substantially all of the Company’s assets.  In general, a "constructive termination" means a significant reduction in duties, compensation or benefits or a relocation of the NEO’s office outside the area described in the agreement, unless agreed to by the NEO.

If the two triggering events occur, a NEO would be entitled, in addition to base salary and incentive compensation accrued through the date of termination, to payment from FMC, or its successor in the event of a purchase, merger or consolidation, of a lump sum severance benefit in an amount determined by multiplying the sum of the NEO’s annual base salary as in effect on the date the NEO receives notice of termination and the NEO’s largest bonus under the Senior Management Incentive Compensation Program during the two years preceding the date of termination by 299% in the cases of Mr. Rechin, Mr. Hardwick and Mr. Stewart, and 150% in the cases of Mr. Connors and Mr. Martin.  In addition, the NEO’s outstanding stock options would be cancelled; and, in lieu thereof, the NEO would receive a lump sum amount equal to the bargain element value of these options, if any.  The restrictions on any shares of restricted stock then held by the NEO would also lapse, and the NEO’s unvested benefits under the Defined Contribution Supplemental Executive Retirement Plan would vest.  The NEO would also be entitled to outplacement services, reasonable legal fees and expenses incurred as a result of the termination, and life, disability, accident and health insurance coverage until the earlier of two years following the date of termination or the NEO’s 65th birthday.  The insurance coverage would be similar to what the NEO was receiving immediately prior to the notice of termination, and FMC would pay the same percentage of the cost of such coverage as it was paying on the NEO’s behalf on the date of such notice.  The agreements formerly provided that FMC would pay any excise tax imposed on the NEO under Section 4999 of the Internal Revenue Code on an "excess parachute payment;" however, that “tax gross up” provision was eliminated by the Compensation and Human Resources Committee for all of the agreements in February 2011.

As discussed in the Compensation Discussion and Analysis, under “Elements of Executive Compensation Program – Change of Control Agreements,” on page 26, the TARP Rules would prevent FMC from making any payments to the NEOs under the provisions of the change of control agreements as long as the preferred stock issued by FMC to the U. S. Treasury Department remains outstanding.

The change of control agreements were not entered into in response to any effort to acquire control of FMC, and the Board is not aware of any such effort.

The following table shows the lump sum severance benefit amounts that would have been payable to the NEOs if both of the triggering events under the change of control agreements had occurred on December 31, 2010, as well as the bargain element values of their outstanding stock options on that date, the estimated values of their life, disability, accident and health insurance coverages for 2 years following that date, and the estimated amounts of the excise tax that would have been imposed under Section 4999 of the Internal Revenue Code on the lump sum severance payments.

Change of Control Agreements

Name	Multiplier	Severance Benefit Amount	Bargain Element Values of Outstanding Stock Options(1)	Estimated Values of Insurance Coverages for 2 years	Estimated Excise Tax Under IRC §4999(2)
Michael C. Rechin	299%	$1,046,500	$0	$36,348	$31,900
Mark K. Hardwick	299%	747,500	0	36,348	27,997
Michael J. Stewart	299%	732,550	0	23,934	12,584
Robert R. Connors	150%	300,000	0	36,348	0
John J. Martin	150%	276,000	5,940	27,383	0

(1)
All of the NEOs’ outstanding stock options were out-of-the-money on December 31, 2010, except for the option granted to Mr. Martin on February 25, 2010 to purchase 2,000 shares at a price of $5.89/share.

(2)	As noted above, since February 2011, the agreements no longer provide for payment by FMC of this excise tax

VOTING ITEM 2 – NON-BINDING RESOLUTION TO APPROVE COMPENSATION OF FIRST MERCHANTS CORPORATION EXECUTIVE OFFICERS

As a participant in TARP, we offer our shareholders the opportunity to vote on a separate, non-binding resolution to approve the compensation of FMC’s executive officers, as disclosed and discussed in the Compensation Discussion and Analysis, the compensation tables, and related material which are on pages 19-35 of this proxy statement, under the Section entitled “Compensation of Executive Officers.”  The vote is not binding on the Board and may not be construed as overruling a decision by the Board, nor to create or imply any additional fiduciary duty by the Board, nor may the vote be construed to restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation.  Although your vote is non-binding, the Compensation and Human Resources Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Due to FMC’s participation in TARP, certain restrictions on executive compensation contained in the TARP Rules, which are briefly described on page 20 of this proxy statement in the Section entitled “Compensation Discussion and Analysis – Overview,” apply to the Company.  The Committee believes that FMC’s executive compensation programs fully comply with these restrictions.  However, it will continue to monitor the Treasury Department’s requirements and will further modify these programs if required by changes in the laws, regulations, or guidance provided by the Treasury Department from time to time while these restrictions apply.

The Committee believes that our compensation programs for executive officers are strongly aligned with the long-term interests of our shareholders.  The material elements of these programs and their objectives are discussed in the

“Compensation Discussion and Analysis.”  Shareholders are encouraged to consider that information and the compensation tables and related materials in the “Compensation of Executive Officers” part of this proxy statement prior to voting on this resolution.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE FOLLOWING RESOLUTION:

RESOLVED, THAT THE SHAREHOLDERS APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE “COMPENSATION DISCUSSION AND ANALYSIS,” THE COMPENSATION TABLES AND THE RELATED MATERIAL IN THE PROXY STATEMENT FOR THE 2011 ANNUAL MEETING OF SHAREHOLDERS.

COMPENSATION OF DIRECTORS

All of the non-employee directors were paid an annual retainer of $40,000 for their services as directors in 2010.  As employees of FMC and its Bank subsidiary, respectively, Mr. Rechin and Mr. Engle did not receive separate compensation for serving as directors.  The directors were not paid for attending Board or Committee meetings.

In addition to the annual retainer, the Board Chairman, Mr. Schalliol, received $35,000 for his services in that capacity in 2010.  Ms. Wojtowicz, Mr. Clark and Mr. Walker, received $10,000, $5,000 and $5,000, respectively, for their services as Chairs of the Audit, Risk and Credit Policy, and Nominating and Governance Committees, respectively, in 2010.  Mr. Schalliol did not receive additional compensation for chairing the Compensation and Human Resources Committee.   The members of the Risk and Credit Policy Committee, Mr. Clark, Mr. Schalliol and Ms. Wojtowicz, were paid an additional $5,000 in recognition of the exceptionally heavy credit risk review responsibilities and time commitment they assumed in 2010.

The directors’ compensation is paid quarterly in arrears, on the last business day of each calendar quarter.  All of the non-employee directors are covered by the Equity Compensation Plan for Non-employee Directors, which provides that approximately one-half of their compensation will be paid in restricted shares of FMC common stock, and the balance in cash.  The number of shares issued to each director is determined on the basis of their fair market value on the date of payment (defined as the closing price of the stock on that date, as reported by NASDAQ).  The shares are nontransferable until the restrictions lapse, which occurs on the earliest of the following dates: (i) the third anniversary of the date the shares were issued if, as of the date the restrictions are to lapse, the director has continued to serve in that capacity from the date the shares were issued to the date of lapse; (ii) the date of the director’s retirement as a member of the Board after he or she has attained age 55; (iii) the date of the director’s death; (iv) the date the director is determined to be totally and permanently disabled, as defined in Internal Revenue Code Section 22(e)(3); or (v) the date of a change of control, as defined in the Long-term Equity Incentive Plan.  If a director’s service terminates prior to the date the restrictions lapse, the shares subject to the restrictions will be forfeited.  The director is deemed to be the beneficial owner of the restricted shares unless and until they are forfeited.  As the beneficial owner, the director has all rights of beneficial ownership in such shares including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

The non-employee directors may participate in the Directors’ Deferred Compensation Plan, an unfunded deferred compensation arrangement that allows participants to defer all or a portion of their cash fees, their fees payable in restricted shares of FMC stock, or both, until a future date,.  An account is maintained for each director who participates in the Plan, to which deferred fees and earnings are credited quarterly.  The earnings on cash fees are calculated on the basis of an interest rate equal to the greater of the Fed Funds Rate or the five-year Treasury Interest Rate as of the first business day of the applicable quarter, but not more than 120% of the Applicable Long Term Federal Rate for monthly compounding.  The earnings on fees payable in restricted shares are calculated on the basis of the dividends paid on an equivalent number of shares of FMC common stock for the period of time the fees are deferred.  The Company has established a “rabbi trust,” to which it makes contributions to provide a source of funds to meet its liabilities under the Plan; however, FMC’s obligations under the Plan are an unsecured, unfunded promise to pay benefits to the participants in accordance with the Plan’s provisions.  Messrs. Clark and Walker were the only two directors who participated in the Directors’ Deferred Compensation Plan during 2010.  Mr. Clark deferred all of the fees payable to him in cash and in shares of restricted stock, and Mr. Walker deferred all of the fees payable to him in cash but none of the fees payable to him in shares of restricted stock.

The non-employee directors also receive annual stock option awards under the Long-term Equity Incentive Plan.  Each director who was serving in that capacity on July 1, 2010 was granted an option on that date to purchase 1,500 shares of FMC common stock at an option price of $8.37 per share, the market price on that date.

The following table contains information concerning the compensation paid to the non-employee directors for their services as directors in 2010.

Director Compensation for 2010 Fiscal Year

Name	Fees earned or paid in cash	Stock awards(1)(2)	Option awards(1)(2)	All Other Compensation(3)	Total
Thomas B. Clark(4)	$25,000	$25,000	$3,821	$196	$54,017
Roderick English	20,013	19,987	3,821	174	43,995
Jo Ann M. Gora	20,013	19,987	3,821	174	43,995
William L. Hoy(5)	20,013	19,987	3,821	174	43,995
Barry J. Hudson(5)	20,013	19,987	3,821	174	43,995
Charles E. Schalliol	40,020	39,978	3,821	327	84,148
Patrick A. Sherman	20,013	19,987	3,821	127	43,995
Terry L. Walker(4)	22,519	22,481	3,821	196	49,017
Jean L. Wojtowicz	27,517	27,483	3,821	218	59,039

(1)
A discussion of the assumptions used in calculating these values is contained in Note 17 to the 2010 audited financial statements, on page 69 of FMC’s Annual Report on Form 10-K for the year ended December 31, 2010.

(2)
As of the end of the 2010 fiscal year, the aggregate number of shares that had not vested under stock awards to each director under the Equity Compensation Plan for Non-employee Directors was as follows: Mr. Clark – 6,909; Mr. English, Dr. Gora, Mr. Hoy and Mr. Hudson – 5,886 each; Mr. Schalliol – 11,322; Mr. Sherman – 4,704; Mr. Walker – 6,621; and Ms. Wojtowicz – 7,641.  As of the end of the 2010 fiscal year, each director had the following aggregate number of option awards outstanding under the Long-term Equity Incentive Plan: Mr. Clark – 12,256; Mr. English, Dr. Gora and Mr. Schalliol – 7,628 each; Mr. Hoy – 4,157; Mr. Hudson – 12,301; Mr. Sherman – 3,000; Mr. Walker – 5,314; and Ms. Wojtowicz – 8,785.

(3)
The dollar amounts shown under “All Other Compensation” represent the dividends paid during 2010 on the stock awards to the non-employee directors under the Equity Compensation Plan for Non-Employee Directors.

(4)
Mr. Clark deferred payment of all of his director compensation earned in 2010, including both fees payable in cash and stock awards (and the interest and dividends thereon), under the provisions of the Directors’ Deferred Compensation Plan.  Mr. Walker deferred payment of all of his 2010 fees payable in cash (and the interest thereon) but none of his stock awards, under the provisions of that Plan.

(5)
In addition to their compensation for their services as directors, Mr. Hoy received $2,000 in 2010 from First Merchants Bank, N. A., a wholly-owned subsidiary of FMC, for his services as a regional director of the Columbus Region of the Bank; and Mr. Hudson received distributions totaling $215,280 in 2010 under an insurance-funded deferred compensation plan in which he participated prior to his retirement as Chairman of the Board of Directors of First National Bank of Portland, N. A., which merged with First Merchants Bank, N. A. in 2007.

The Board adopted a guideline, effective January 1, 2008, providing that all directors are expected to acquire and hold shares of the Company’s common stock equal in value to at least 3 times their total annual director compensation while serving on the Board.  Directors are expected to meet this guideline as soon as reasonably possible, taking into account the director’s relevant financial and other circumstances, but in no event more than 6 years after the later of (1) the effective date, or (2) the date the director is first elected to the Board.

TRANSACTIONS WITH RELATED PERSONS

Certain directors and executive officers of FMC and its subsidiaries and their associates are customers of and have had transactions with FMC’s wholly owned subsidiary, First Merchants Bank, N.A., from time to time in the ordinary course of business.  Additional transactions may be expected to take place in the ordinary course of business in the future.  All loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender and did not involve more than the normal risk of collectibility or present other unfavorable features.

Mr. Schalliol is of counsel to Baker & Daniels LLP, an Indianapolis law firm that, along with several other law firms, provided legal services to FMC and First Merchants Bank, N. A. in 2010 and continues to do so in 2011.  Mr. Schalliol does not provide legal services to FMC or the Bank.  The Board has determined that the relationship between Baker & Daniels and the Company does not prevent Mr. Schalliol from being an “independent director,” as defined in the NASDAQ listing standards.

In accordance with FMC’s Code of Business Conduct, all transactions in which the Company is or is to be a participant and the amount involved exceeds $120,000, and in which a director or executive officer of the Company, or any member of his or her immediate family, had or will have a direct or indirect material interest, will be reviewed for potential conflict of interest and must be approved by the Audit Committee.  Under the standards set forth in the Code of Business Conduct, the Audit Committee will determine whether the transaction might pose an actual or apparent conflict of interest and, if so, whether such conflict would prevent the director or executive officer from complying with his or her obligation never to allow personal interests to interfere with objectivity in performing responsibilities to the Company and never to use or attempt to use a position with FMC to obtain any improper personal financial or other benefit for the director or executive officer, his or her family members, or any other person.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers to file reports of ownership and changes in ownership of the Company’s stock with the SEC.  Based on its records and the written representations of its directors and executive officers, the Company believes that during 2010 these persons complied with all Section 16(a) filing requirements.

INDEPENDENT AUDITOR

FEES FOR PROFESSIONAL SERVICES RENDERED BY BKD, LLP

The following table shows the aggregate fees billed by BKD, LLP for audit and other services rendered to FMC for 2009 and 2010.

	2009	2010
Audit Fees	$344,179	$317,000
Audit-Related Fees	37,500	77,039
Tax Fees	86,636	119,512
All Other Fees	0	0
Total Fees	$468,315	$513,551

The “Audit Fees” were for professional services rendered for the audits of FMC’s consolidated financial statements and internal control over financial reporting, reviews of condensed consolidated financial statements included in the Company’s Forms 10-Q, assistance with regulatory filings, for 2009, consents related to various registration statements, and, for 2010, agreed-upon procedures on the Company’s electronic submission of audited financial information to the U. S. Department of Housing and Urban Development (HUD) and selected compliance testing on the Company’s major HUD-assisted programs.

The “Audit-Related Fees” were for professional services rendered for audits of FMC’s benefit plans.

The “Tax Fees” were for professional services rendered for preparation of tax returns, preparation of property tax returns, assistance with various trust tax matters and consultation on various tax matters.

All of the services related to the “Audit-Related Fees,” “Tax Fees” and “All Other Fees” for 2009 and 2010 were pre-approved by the Audit Committee in accordance with the Committee’s pre-approval policy described below.

The Audit Committee has considered whether the provision by BKD, LLP of the services covered by the fees other than the audit fees is compatible with maintaining BKD, LLP’s independence and believes that it is compatible.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has established a pre-approval policy, under which the Committee is required to pre-approve all audit and non-audit services performed by FMC’s independent auditor, in order to assure that the provision of such services does not impair the auditor’s independence.  These services may include audit services, audit-related services, tax services and other services.  Under this policy, pre-approval is provided for 12 months from the date of pre-approval unless the Committee specifically provides for a different period.  The policy is detailed as to the particular services or category of services and fee levels that are pre-approved.  Unless a service or type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee.  The Committee must also approve any proposed services exceeding the pre-approved fee levels.  The independent auditor is required to provide detailed back-up documentation with respect to each proposed pre-approved service at the time of approval.  The Audit Committee may delegate pre-approval authority to one or more of its members.  The member or members to whom such authority has been delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.  The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

VOTING ITEM 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR FOR 2011

The Board, subject to ratification by the shareholders, has appointed BKD, LLP as FMC’s independent auditor for 2011.  If the shareholders do not ratify the appointment of BKD, the Audit Committee and the Board will reconsider this appointment.  Representatives of the firm are expected to be present at the annual shareholders’ meeting.  They will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE FIRM OF BKD, LLP AS THE COMPANY’S INDEPENDENT AUDITOR FOR 2011.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the 2012 annual meeting of the shareholders must be received by the Secretary of the Company at its principal office by Thursday, November 24, 2011, for inclusion in FMC’s 2012 proxy statement and form of proxy relating to that meeting.

Shareholder proposals, if any, intended to be presented at the 2011 annual meeting that were not submitted for inclusion in this proxy statement will be considered untimely unless they were received by the Secretary of the Company at its principal office by Tuesday, February 8, 2011.  The Secretary did not receive any such shareholder proposals by that date.

OTHER MATTERS

Shareholders who, according to FMC’s records, share an address may receive only one Notice Regarding the Availability of Proxy Materials on the Internet, one annual report to shareholders or one set of proxy materials, unless the shareholders have provided contrary instructions.  Any shareholder who received only one Notice Regarding the Availability of Proxy Materials, one annual report to shareholders or one set of proxy materials, and who wishes to receive a separate Notice, a separate annual report to shareholders or a separate set of proxy materials now or in the future, may write or call the Company’s Shareholder Services Department to request a separate Notice, a separate annual report to shareholders or a separate set of proxy materials at First Merchants Corporation, P. O. Box 792, Muncie IN 47308-0792; (800) 262-4261, extension 21522.  Similarly, shareholders who share an address and who have received multiple Notices Regarding the Availability of Proxy Materials, multiple copies of the annual report to shareholders or multiple copies of proxy materials may write or call the Company’s Shareholder Services Department at the same address and telephone number to request delivery of a single Notice or a single copy of these materials in the future.

The cost of soliciting proxies will be borne by FMC.  In addition to solicitations by mail, proxies may be solicited personally or by telephone or other electronic means, but no solicitation will be made by specially engaged employees or paid solicitors.

The Board and management are not aware of any matters to be presented at the annual meeting of the shareholders other than the election of directors, the vote on an advisory, non-binding resolution approving the compensation of FMC’s executive officers, and the ratification of the appointment of the independent auditor.  However, if any other matters properly come before the annual meeting or any adjournment thereof, the holders of the proxies are authorized to vote thereon at their discretion, provided the Company did not have notice of any such matter on or before February 8, 2011.

By Order of the Board of Directors

David L. Ortega
Secretary

Muncie, Indiana
March 24, 2011

FIRST MERCHANTS CORPORATION
200 EAST JACKSON STREET
MUNCIE, IN 47305

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Roderick English   02 Jo Ann M. Gora   03 Gary J. Lehman   04 Marvin G. Pember   05 Jean L. Wojtowicz

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2 Proposal to approve, on an advisory, non-binding basis, the compensation of the First Merchants Corporation executive officers.	☐	☐	☐
3 Proposal to ratify the appointment of the firm of BKD, LLP as the independent auditor for 2011.	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]   Date   Signature (Joint Owners)   Date

0000087392_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and 10-K, Proxy Statement is/ are available at www.proxyvote.com.

FIRST MERCHANTS CORPORATION

This proxy is solicited by the Board of Directors

Annual Meeting of Shareholders

May 3, 2011

The shareholder(s) hereby appoint(s) Charles E. Schalliol and Terry L. Walker, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of First Merchants Corporation that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 3:30 p.m., Eastern Daylight Time, on May 3, 2011, at the Horizon Convention Center, 401 South High Street, Muncie, Indiana 47305, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000087392_2 R1.0.0.11699